Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

(Exact Name of Company as Specified in its Charter)

DECEMBER 31, 2017

Maryland	26-4141646
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

590 Madison Avenue, 34th Floor, New York, NY 10022

(Address of Principal Executive Offices, Including Zip Code)

(212) 547-2600

(Company’s Telephone Number, Including Area Code)

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Colony NorthStar Credit Real Estate, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of NorthStar Real Estate Income Trust, Inc. (a Maryland corporation) and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2009.

New York, New York

March 23, 2018

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$208,757	$153,039
Restricted cash	40,585	74,195
Real estate debt investments, net	324,106	745,323
Real estate debt investments, held for sale	150,150	—
Operating real estate, net	475,711	488,839
Investments in unconsolidated ventures (refer to Note 5)	41,159	90,579
Real estate securities, available for sale	158,341	93,975
Mortgage loans held in a securitization trust, at fair value	916,017	—
Receivables, net	14,039	13,956
Deferred costs and other assets, net	50,310	56,370
Loan collateral receivable, related party	50,314	52,204

Total assets(1)	$2,429,489	$1,768,480

Liabilities
Securitization bonds payable, net	$—	$39,762
Mortgage notes payable, net	395,974	393,410
Credit facilities	221,489	249,156
Mortgage obligations issued by a securitization trust, at fair value	863,447	—
Accounts payable and accrued expenses (refer to Note 8)	13,116	7,930
Escrow deposits payable	22,762	58,453
Distribution payable	7,095	8,192
Other liabilities	15,297	19,191
Loan collateral payable, net, related party (refer to Note 8)	23,458	23,261

Total liabilities(1)	1,562,638	799,355

Commitments and contingencies
Equity
NorthStar Real Estate Income Trust, Inc. Stockholders’ Equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding as of December 31, 2017 and 2016, respectively	—	—
Common stock, $0.01 par value, 400,000,000 shares authorized, 119,333,203 and 120,903,352 shares issued and outstanding as of December 31, 2017 and 2016, respectively	1,193	1,209
Additional paid-in capital	1,066,778	1,080,434
Retained earnings (accumulated deficit)	(229,649)	(151,731)
Accumulated other comprehensive income (loss)	21,013	20,175

Total NorthStar Real Estate Income Trust, Inc. stockholders’ equity	859,335	950,087
Non-controlling interests	7,516	19,038

Total equity	866,851	969,125

Total liabilities and equity	$2,429,489	$1,768,480

(1)	Represents the consolidated assets and liabilities of NorthStar Real Estate Income Trust Operating Partnership, LP (the “Operating Partnership”). The Operating Partnership is a consolidated variable interest entity (“VIE”), of which the Company is the sole general partner and owns approximately 99.98%. As of December 31, 2017, the Operating Partnership includes $1.3 billion and $1.3 billion of assets and liabilities, respectively, of certain VIEs that are consolidated by the Operating Partnership. Refer to Note 2, “Summary of Significant Accounting Policies.”

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Years Ended December 31,
	2017	2016	2015
Net interest income
Interest income	$66,427	$77,657	$96,471
Interest expense	(11,927)	(16,674)	(21,339)
Interest income on mortgage loans held in a securitization trust	27,646	—	—
Interest expense on mortgage obligations issued by a securitization trust	(24,777)	—	—

Net interest income	57,369	60,983	75,132
Property and other revenues
Rental and other income	87,657	78,602	60,394

Total property and other revenues	87,657	78,602	60,394
Expenses
Asset management and other fees, related party	17,815	23,765	23,965
Mortgage notes interest expense	18,895	17,519	14,832
Other expenses related to securitization trust	96	—	—
Transaction costs	7,455	1,978	1,344
Property operating expenses	40,028	36,950	31,135
General and administrative expenses (refer to Note 8)	10,617	14,503	15,475
Depreciation and amortization	38,408	31,227	25,982

Total expenses	133,314	125,942	112,733

Other income (loss)
Unrealized gain (loss) on mortgage loans and obligations held in a securitization trust, net	1,336	—	—
Unrealized gain (loss) on investments	(14,080)	(3,432)	(12,108)

Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(1,032)	10,211	10,685
Equity in earnings (losses) of unconsolidated ventures	5,841	24,963	36,017
Income tax benefit (expense)	1,679	(2,967)	(1,111)

Net income (loss)	6,488	32,207	45,591
Net (income) loss attributable to non-controlling interests	(608)	(255)	23

Net income (loss) attributable to NorthStar Real Estate Income Trust, Inc. common stockholders	$5,880	$31,952	$45,614

Net income (loss) per share of common stock, basic/diluted	$0.05	$0.26	$0.38

Weighted average number of shares of common stock outstanding, basic/diluted	119,757,180	120,946,177	119,321,920

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in Thousands)

	Years Ended December 31,
	2017	2016	2015
Net income (loss)	$6,488	$32,207	$45,591
Other comprehensive income (loss)
Unrealized gain (loss) on real estate securities, available for sale	838	(1,726)	(6,513)

Total other comprehensive income (loss)	838	(1,726)	(6,513)

Comprehensive income (loss)	7,326	30,481	39,078
Comprehensive (income) loss attributable to non-controlling interests	(608)	(255)	23

Comprehensive income (loss) attributable to NorthStar Real Estate Income Trust, Inc. common stockholders	$6,718	$30,226	$39,101

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars and Shares in Thousands)

	Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Accumulated Other Comprehensive Income	Total Company’s Stockholders’	Non- controlling	Total
	Shares	Amount	Capital	Deficit)	(Loss)	Equity	Interests	Equity
Balance as of December 31, 2014	117,847	$1,178	$1,050,632	$(36,884)	$28,414	$1,043,340	$19,357	$1,062,697

Non-controlling interests—contributions	—	—	—	—	—	—	268	268
Non-controlling interests—distributions	—	—	—	—	—	—	(1,915)	(1,915)
Proceeds from distribution reinvestment plan	4,599	46	43,737	—	—	43,783	—	43,783
Shares redeemed for cash	(1,710)	(17)	(16,447)	—	—	(16,464)	—	(16,464)
Issuance and amortization of equity-based compensation	22	—	232	—	—	232	—	232
Other comprehensive income (loss)	—	—	—	—	(6,513)	(6,513)	—	(6,513)
Distributions declared	—	—	—	(95,668)	—	(95,668)	—	(95,668)
Net income (loss)	—	—	—	45,614	—	45,614	(23)	45,591

Balance as of December 31, 2015	120,758	$1,207	$1,078,154	$(86,938)	$21,901	$1,014,324	$17,687	$1,032,011

Non-controlling interests—contributions	—	—	—	—	—	—	4,473	4,473
Non-controlling interests—distributions	—	—	—	—	—	—	(3,377)	(3,377)
Proceeds from distribution reinvestment plan	4,467	45	43,501	—	—	43,546	—	43,546
Shares redeemed for cash	(4,349)	(43)	(41,412)	—	—	(41,455)	—	(41,455)
Issuance and amortization of equity-based compensation	27	—	191	—	—	191	—	191
Other comprehensive income (loss)	—	—	—	—	(1,726)	(1,726)	—	(1,726)
Distributions declared	—	—	—	(96,745)	—	(96,745)	—	(96,745)
Net income (loss)	—	—	—	31,952	—	31,952	255	32,207

Balance as of December 31, 2016	120,903	$1,209	$1,080,434	$(151,731)	$20,175	$950,087	$19,038	$969,125

Non-controlling interests—contributions	—	—	—	—	—	—	178	178
Non-controlling interests—distributions	—	—	—	—	—	—	(12,308)	(12,308)
Proceeds from distribution reinvestment plan	2,711	27	26,805	—	—	26,832	—	26,832
Shares redeemed for cash	(4,301)	(43)	(40,703)	—	—	(40,746)	—	(40,746)
Issuance and amortization of equity-based compensation	20	—	242	—	—	242	—	242
Other comprehensive income (loss)	—	—	—	—	838	838	—	838
Distributions declared	—	—	—	(83,798)	—	(83,798)	—	(83,798)
Net income (loss)	—	—	—	5,880	—	5,880	608	6,488

Balance as of December 31, 2017	119,333	$1,193	$1,066,778	$(229,649)	$21,013	$859,335	$7,516	$866,851

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Years Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income (loss)	$6,488	$32,207	$45,591
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (earnings) losses of unconsolidated ventures	(5,841)	(24,963)	(36,017)
Depreciation and amortization	38,408	31,227	25,982
Straight-line rental income	(1,359)	(1,690)	(1,798)
Amortization of capitalized above/below market leases	1,329	1,150	1,007
Amortization of premium/accretion of discount and fees on investments and borrowings, net	(3,799)	(861)	3,577
Amortization of deferred financing costs	4,014	3,089	3,944
Interest accretion on investments	(7,362)	(6,408)	(6,505)
Distributions of cumulative earnings from unconsolidated ventures (refer to Note 5)	5,841	24,963	31,690
Unrealized gain (loss) on mortgage loans and obligations held in a securitization trust, net	(1,336)	—	—
Unrealized (gain) loss on investments	14,080	3,432	12,108
Amortization of equity-based compensation	242	191	232
Deferred income tax (benefit) expense	(4,916)	(2,086)	(1,485)
Changes in assets and liabilities:
Restricted cash	(575)	(2,948)	8,165
Receivables, net	5,275	4,536	58
Deferred costs and other assets	(11,970)	(552)	(1,894)
Due to related party	237	66	—
Accounts payable and accrued expenses	2,340	(1,291)	(47)
Other liabilities	(2,381)	774	387

Net cash provided by (used in) operating activities	38,715	60,836	84,995
Cash flows from investing activities:
Origination and funding of real estate debt investments, net	(98,481)	(151,837)	(61,639)
Repayment on real estate debt investments	375,913	372,208	287,084
Repayment on loan collateral receivable, related party	1,890	1,852	23,846
Acquisition of operating real estate	—	(103,384)	—
Improvements of operating real estate	(8,438)	(5,649)	(8,700)
Investments in unconsolidated ventures (refer to Note 5)	(24,569)	(55,398)	(10,035)
Proceeds from sale of unconsolidated ventures	—	59,760	—
Distributions in excess of cumulative earnings from unconsolidated ventures (refer to Note 5)	60,184	63,717	38,107
Acquisition of real estate securities, available for sale	(114,797)	(20,657)	(10,818)
Repayment of real estate securities, available for sale	4,694	11,075	806
Change in restricted cash	(1,506)	2,244	(920)

Net cash provided by (used in) investing activities	194,890	173,931	257,731
Cash flows from financing activities:
Proceeds from distribution reinvestment plan	26,832	43,546	43,783
Shares redeemed for cash	(40,746)	(41,455)	(16,464)
Distributions paid on common stock	(84,895)	(96,758)	(95,470)
Borrowings from mortgage notes	1,453	78,952	—
Repayment of mortgage notes	(217)	(204)	(198)
Borrowings from loan collateral payable, net, related party	—	24,933	—
Borrowings from credit facilities	134,521	115,768	55,148
Repayment of credit facilities	(162,187)	(184,612)	(6,630)
Repayment of securitization bonds	(39,762)	(146,049)	(228,073)
Payment of deferred financing costs	(756)	(4,835)	(1,040)
Contributions from non-controlling interests	178	4,473	268
Distributions to non-controlling interests	(12,308)	(3,377)	(1,915)

Net cash provided by (used in) financing activities	(177,887)	(209,618)	(250,591)
Net increase (decrease) in cash and cash equivalents	55,718	25,149	92,135
Cash and cash equivalents—beginning of period	153,039	127,890	35,755

Cash and cash equivalents—end of period	$208,757	$153,039	$127,890

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in Thousands)

	Years Ended December 31,
	2017	2016	2015
Supplemental disclosure of cash flow information:
Cash paid for interest	$27,145	$31,208	$31,755
Cash paid for income taxes	3,486	4,307	4,028
Supplemental disclosure of non-cash investing and financing activities:
Consolidation of securitization trust (VIE asset / liability)	$867,445	$—	$—
Reclassification of CRE debt investments to held for sale	150,150	—	—
Escrow deposits payable related to real estate debt investments	35,691	3,428	42,444
Accrual of distribution payable	7,095	8,192	8,205
Non-cash related to PE Investments	3,908	3,270	2,169
Acquisition of operating real estate / reduction of CRE debt investment(1)	—	67,493	—
Transfer of CRE debt investments / loan collateral payable, net, related party	—	23,729	—
Accrued capital expenditures	—	—	1,335
CRE debt investment payoff due from servicer	—	—	31,750
Reclassification of deferred financing costs to securitization bonds payable	—	—	389
Reclassification of deferred financing costs to mortgage notes payable	—	—	1,950
Reclassification related to measurement-period adjustment	—	33,612	—

(1)	Non-cash activity in 2016 occurred primarily in connection with taking title to collateral.

Refer to accompanying notes to consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Organization

NorthStar Real Estate Income Trust, Inc. (the “Company”) was formed to originate, acquire and asset manage a diversified portfolio of commercial real estate (“CRE”) debt, select equity and securities investments, predominantly in the United States. The Company may also invest in CRE investments internationally. CRE debt investments include first mortgage loans, subordinate mortgage and mezzanine loans and participations in such loans and preferred equity interests. Real estate equity investments include the Company’s direct ownership in properties, which may be structurally senior to a third-party partner’s equity, as well as indirect interests in real estate through real estate private equity funds (“PE Investments”). CRE securities primarily consist of commercial mortgage-backed securities (“CMBS”) and may in the future include unsecured real estate investment trust (“REIT”) debt, collateralized debt obligation (“CDO”) notes and other securities. In addition, the Company may own investments through joint ventures. The Company was formed in January 2009 as a Maryland corporation and commenced operations in October 2010. The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), commencing with the taxable year ended December 31, 2010. The Company conducts its operations so as to continue to qualify as a REIT for U.S. federal income tax purposes.

As of December 31, 2017, the Company was externally managed and had no employees. Prior to January 11, 2017, the Company was managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM) (“NSAM”). Effective January 10, 2017, NSAM completed its previously announced merger with Colony Capital, Inc. (“Colony”), NorthStar Realty Finance Corp. (“NorthStar Realty”), and Colony NorthStar, Inc. (“Colony NorthStar”), a wholly-owned subsidiary of NSAM, which the Company refers to as the mergers, with Colony NorthStar surviving the mergers and succeeding NSAM as the Company’s sponsor (the “Sponsor”). As a result of the mergers, the Sponsor became an internally-managed equity REIT, with a diversified real estate and investment management platform and publicly-traded on the NYSE under the ticker symbol “CLNS.” In addition, following the mergers, CNI NSI Advisors, LLC (formerly known as NSAM J-NSI Ltd), an affiliate of NSAM (the “Advisor”), became a subsidiary of Colony NorthStar. The Advisor manages the Company’s day-to-day operations pursuant to an advisory agreement. The mergers had no material impact on the Company’s operations.

Colony NorthStar manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded REITs and registered investment companies.

Substantially all the Company’s business is conducted through NorthStar Real Estate Income Trust Operating Partnership, LP (the “Operating Partnership”). The Company is the sole general partner and a limited partner of the Operating Partnership. The other limited partners of the Operating Partnership are NS Real Estate Income Trust Advisor, LLC (the “Prior Advisor”) and NorthStar OP Holdings, LLC (the “Special Unit Holder”), each an affiliate of the Sponsor. The Prior Advisor invested $1,000 in the Operating Partnership in exchange for common units and the Special Unit Holder invested $1,000 in the Operating Partnership and was issued a separate class of limited partnership units (the “Special Units”), which are collectively recorded as non-controlling interests on the consolidated balance sheets as of December 31, 2017 and 2016. As the Company accepted subscriptions for shares in its continuous, public offering which closed in July 2013, it contributed substantially all of the net proceeds to the Operating Partnership as a capital contribution. As of December 31, 2017, the Company’s limited partnership interest in the Operating Partnership was 99.98%.

The Company’s charter authorizes the issuance of up to 400,000,000 shares of common stock with a par value of $0.01 per share and up to 50,000,000 shares of preferred stock with a par value of $0.01 per share. The board of directors of the Company is authorized to amend its charter, without the approval of the stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.

The Company initially registered to offer up to 100,000,000 shares pursuant to its primary offering to the public (the “Primary Offering”) and up to 10,526,315 shares pursuant to its distribution reinvestment plan (the “DRP”), which are herein collectively referred to as the Offering. The Primary Offering (including 7.6 million shares reallocated from the DRP, (the “Total Primary Offering”) was completed on July 1, 2013 and all of the shares initially registered for the Offering were issued. As a result of an additional registration statement to offer up to 10.0 million shares pursuant to the DRP, the Company continued to offer DRP shares beyond the Total Primary Offering. On August 25, 2017, in connection with the entry into the Original Combination Agreement (defined below), the Company’s board of directors, including all of its independent directors, voted to suspend the DRP until further notice. Pursuant to the terms of the DRP, the suspension went into effect prior to the monthly distributions to be paid on or about October 1, 2017 and as a result, all stockholders received cash distributions through the completion of the Combination (defined below).

The Company raised total gross proceeds of $1.1 billion in the Offering. In addition, from the close of the Primary Offering through January 31, 2018, the Company raised an additional $0.2 billion in gross proceeds pursuant to the DRP.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On August 25, 2017, the Company entered into a master combination agreement (the “Original Combination Agreement”) with, among others, Colony Capital Operating Company, LLC, (“CLNS OP”), the operating company of the Sponsor, and NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), a company managed by an affiliate of the Sponsor, pursuant to which a select portfolio of the assets and liabilities of the Sponsor would be combined with substantially all of the assets and liabilities of the Company and all of the assets and liabilities of NorthStar Income II in an all-stock combination transaction to create an externally managed commercial real estate credit REIT (the transactions collectively referred to as the “Combination”). On November 20, 2017, the parties amended and restated the Original Combination Agreement (the “Combination Agreement”). The Combination, which had been unanimously approved by the special committees and the boards of directors of both the Company and NorthStar Income II and approved by the board of directors of the Sponsor, closed on January 31, 2018, at which time the Company merged with and into Colony NorthStar Credit Real Estate, Inc. (“CLNC”), with CLNC continuing as the surviving corporation.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Operating Partnership and their consolidated subsidiaries. The Company consolidates variable interest entities (“VIEs”), if any, where the Company is the primary beneficiary and voting interest entities which are generally majority owned or otherwise controlled by the Company. All significant intercompany balances are eliminated in consolidation.

Variable Interest Entities

A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes both a qualitative and quantitative analysis. The Company bases its qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability and relevant financial agreements and the quantitative analysis on the forecasted cash flow of the entity. The Company reassesses its initial evaluation of an entity as a VIE upon the occurrence of certain reconsideration events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE by considering qualitative and quantitative factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for the Company or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of the Company and the other interests. The Company reassesses its determination of whether it is the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the current and future fair value and performance of investments held by these VIEs and general market conditions.

The Company evaluates its investments and financings, including investments in unconsolidated ventures and securitization financing transactions, if any, to determine whether each investment or financing is a VIE. The Company analyzes new investments and financings, as well as reconsideration events for existing investments and financings, which vary depending on type of investment or financing.

As of December 31, 2017, the Company has identified certain consolidated and unconsolidated VIEs. Assets of each of the VIEs, other than the Operating Partnership, may only be used to settle obligations of the respective VIE. Creditors of each of the VIEs have no recourse to the general credit of the Company.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated VIEs

The most significant consolidated VIEs are the Operating Partnership, the Investing VIE (as discussed below) and certain properties that have non-controlling interests. These entities are VIEs because the non-controlling interests do not have substantive kick-out or participating rights.

The Operating Partnership consolidates certain properties that have non-controlling interests. Included in operating real estate, net on the Company’s consolidated balance sheet as of December 31, 2017 is $341.9 million related to such consolidated VIEs. Included in mortgage notes payable, net on the Company’s consolidated balance sheet as of December 31, 2017 is $324.4 million collateralized by the real estate assets of the related consolidated VIEs.

Investing VIEs

The Company’s investments in securitization financing entities (“Investing VIEs”), include subordinate first-loss tranches of the securitization trust, which represent interests in such VIE. Investing VIEs are structured as pass through entities that receive principal and interest payments from the underlying debt collateral assets and distribute those payments to the securitization trust’s certificate holders, including the most subordinate tranches of the securitization trust. Generally, a securitization trust designates the most junior subordinate tranche outstanding as the controlling class, which entitles the holder of the controlling class to unilaterally appoint and remove the special servicer for the trust, and as such may qualify as the primary beneficiary of the trust.

If it is determined that the Company is the primary beneficiary of an Investing VIE as a result of acquiring the subordinate first-loss tranches of the securitization trust, the Company would consolidate the assets, liabilities, income and expenses of the entire Investing VIE. The assets held by an Investing VIE are restricted and can only be used to fulfill its own obligations. The obligations of an Investing VIE have neither any recourse to the general credit of the Company as the consolidator of an Investing VIE, nor to any of the Company’s other consolidated entities.

As of December 31, 2017, the Company held subordinate tranches of the securitization trust in an Investing VIE for which the Company has determined it is the primary beneficiary because it has the power to direct the activities that most significantly impact the economic performance of the securitization trust. The Company’s subordinate tranches of the securitization trust, which represent the retained interest and related interest income, are eliminated in consolidation. In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation, the assets, liabilities (obligations to the certificate holders of the securitization trust, less the Company’s retained interest from the subordinate tranches of the securitization trust), income and expense of the entire Investing VIE are presented in the consolidated financial statement of the Company. As a result, although the Company legally owns the subordinate tranches of the securitization trust only, U.S. GAAP requires the Company to present the assets, liabilities, income and expenses of the entire securitization trust on its consolidated financial statements. Regardless of the presentation, the Company’s consolidated financial statements of operations ultimately reflect the net income attributable to its retained interest in the subordinate tranches of the securitization trust. Refer to Note 6, “Real Estate Securities, Available for Sale” for further discussion.

The Company elected the fair value option for the initial recognition of the assets and liabilities of its consolidated Investing VIEs. Interest income and interest expense associated with this VIE will be recorded separately on the consolidated statements of operations. The Company will separately present the assets and liabilities of its consolidated Investing VIEs as “Mortgage loans held in a securitization trust, at fair value” and “Mortgage obligations issued by a securitization trust, at fair value,” respectively, on its consolidated balance sheets. Refer to Note 12, “Fair Value” for further discussion.

The Company has adopted guidance issued by the FASB, allowing the Company to measure both the financial assets and liabilities of a qualifying collateralized financing entity (“CFE”), such as its Investing VIEs, using the fair value of either the CFE’s financial assets or financial liabilities, whichever is more observable. As the liabilities of the Company’s Investing VIE are marketable securities with observable trade data, their fair value is more observable and will be referenced to determine the fair value for assets of its Investing VIE. Refer to section “Fair Value Option” below for further discussion.

Unconsolidated VIEs

As of December 31, 2017, the Company identified unconsolidated VIEs related to its securities investments, PE investments and CRE debt investments. Assets of each of the VIEs may only be used to settle obligations of the respective VIE. Creditors of each of the VIEs have no recourse to the general credit of the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the Company’s classification, carrying value and maximum exposure of unconsolidated VIEs as of December 31, 2017 (dollars in thousands):

	Carrying Value	Maximum Exposure to Loss
Real estate securities, available for sale	$158,341	$158,341
Investments in unconsolidated ventures	9,321	9,321
Real estate debt investments, net(1)	141,658	141,658

Total assets	$309,320	$309,320

(1)	Includes loan collateral receivable, related party of $50.3 million.

Based on management’s analysis, the Company determined that it is not the primary beneficiary of the above VIEs. Accordingly, the VIEs are not consolidated in the Company’s financial statements as of December 31, 2017. The Company did not provide financial support to the unconsolidated VIEs during the year ended December 31, 2017. As of December 31, 2017, there were no explicit arrangements or implicit variable interests that could require the Company to provide financial support to the unconsolidated VIEs.

Voting Interest Entities

A voting interest entity is an entity in which the total equity investment at risk is sufficient to enable it to finance its activities independently and the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. If the Company has a majority voting interest in a voting interest entity, the entity will generally be consolidated. The Company does not consolidate a voting interest entity if there are substantive participating rights by other parties and/or kick-out rights by a single party or a simple majority vote.

The Company performs on-going reassessments of whether entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework.

Investments in Unconsolidated Ventures

A non-controlling, unconsolidated ownership interest in an entity may be accounted for using the equity method or the cost method, and for either method, the Company may elect the fair value option. The Company will account for an investment in an unconsolidated entity that does not qualify for equity method accounting or for which the fair value option was not elected using the cost method if the Company determines that it does not have significant influence. Under the cost method, equity in earnings is recorded as dividends are received to the extent they are not considered a return of capital, which is recorded as a reduction of cost of the investment.

Under the equity method, the investment is adjusted each period for capital contributions and distributions and its share of the entity’s net income (loss). Capital contributions, distributions and net income (loss) of such entities are recorded in accordance with the terms of the governing documents. An allocation of net income (loss) may differ from the stated ownership percentage interest in such entity as a result of preferred returns and allocation formulas, if any, as described in such governing documents. Equity method investments are recognized using a cost accumulation model in which the investment is recognized based on the cost to the investor, which includes acquisition fees. The Company records as an expense certain acquisition costs and fees associated with consolidated investments deemed to be business combinations and capitalizes these costs for investments deemed to be acquisitions of an asset, including an equity method investment.

The Company may account for an investment in an unconsolidated entity at fair value by electing the fair value option. The Company elected the fair value option for PE Investments. The Company records the change in fair value for its share of the projected future cash flow of such investments from one period to another in equity in earnings (losses) of unconsolidated ventures in the consolidated statements of operations. Any change in fair value attributed to market related assumptions is considered unrealized gain (loss).

Non-controlling Interests

A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to the Company. A non-controlling interest is required to be presented as a separate component of equity on the consolidated balance sheets and presented separately as net income (loss) and other comprehensive income (loss)

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(“OCI”) attributable to non-controlling interests. An allocation to a non-controlling interest may differ from the stated ownership percentage interest in such entity as a result of a preferred return and allocation formula, if any, as described in such governing documents.

Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that could affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates and assumptions.

Comprehensive Income (Loss)

The Company reports consolidated comprehensive income (loss) in separate statements following the consolidated statements of operations. Comprehensive income (loss) is defined as the change in equity resulting from net income (loss) and OCI. The only component of OCI is unrealized gain (loss) on CRE securities available for sale for which the fair value option was not elected.

Fair Value Option

The fair value option provides an election that allows a company to irrevocably elect to record certain financial assets and liabilities at fair value on an instrument-by-instrument basis at initial recognition. The Company may elect to apply the fair value option for certain investments due to the nature of the instrument. Any change in fair value for assets and liabilities for which the election is made is recognized in earnings.

The Company has elected the fair value option for PE Investments. The Company has also elected the fair value option to account for the eligible financial assets and liabilities of its consolidated Investing VIEs in order to mitigate potential accounting mismatches between the carrying value of the instruments and the related assets and liabilities to be consolidated. The Company has adopted guidance issued by the FASB allowing the Company to measure both the financial assets and liabilities of a qualifying CFE it consolidates using the fair value of either the CFE’s financial assets or financial liabilities, whichever is more observable.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity date of three months or less to be cash equivalents. Cash, including amounts restricted, may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash and cash equivalents with major financial institutions. To date, the Company has not experienced any losses on cash and cash equivalents.

Restricted Cash

Restricted cash consists of amounts related to loan origination (escrow deposits) and operating real estate (escrows for taxes, insurance, capital expenditures and payments required under certain lease agreements).

Real Estate Debt Investments

CRE debt investments are generally intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium and discount. CRE debt investments that are deemed to be impaired are carried at amortized cost less a loan loss reserve, if deemed appropriate, which approximates fair value. CRE debt investments where the Company does not have the intent to hold the loan for the foreseeable future or until its expected payoff are classified as held for sale and recorded at the lower of cost or estimated fair value.

The Company may syndicate a portion of the CRE debt investments that it originates or sell the CRE debt investments individually. When a transaction meets the criteria for sale accounting, the Company will no longer recognize the CRE debt investment sold as an asset and will recognize gain or loss based on the difference between the sales price and the carrying value of the CRE debt investment sold. Any related unamortized deferred origination fees, original issue discounts, loan origination costs, discounts or premiums at the time of sale are recognized as an adjustment to the gain or loss on sale, which is included in interest income on the consolidated statement of operations. Any fees received at the time of sale or syndication are recognized as part of interest income.

Operating Real Estate

Operating real estate is carried at historical cost less accumulated depreciation. Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments which improve or extend the life of the asset are capitalized and depreciated over their useful life. The Company accounts for purchases of operating real estate that qualify as business combinations using the

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acquisition method, where the purchase price is allocated to tangible assets such as land, building, improvements and other identified intangibles. Costs directly related to an acquisition deemed to be a business combination are expensed and included in transaction costs in the consolidated statements of operations.

The Company refers to real estate acquired in connection with a foreclosure, deed in lieu of foreclosure or a consensual modification of a loan as real estate owned (“REO”). The Company evaluates whether REO, herein collectively referred to as taking title to collateral, constitutes a business and whether business combination accounting is appropriate. Any excess upon taking title to collateral between the carrying value of a loan over the estimated fair value of the property is charged to provision for loan losses.

Operating real estate is depreciated using the straight-line method over the estimated useful lives of the assets, summarized as follows:

Category:	Term:
Building	30 to 40 years
Building improvements	Lesser of the useful life or remaining life of the building
Land improvements	10 to 30 years
Tenant improvements	Lesser of the useful life or remaining term of the lease
Furniture, fixtures and equipment	3 to 10 years

Real Estate Securities

The Company classifies its CRE securities investments as available for sale on the acquisition date, which are carried at fair value. Unrealized gains (losses) are recorded as a component of accumulated OCI in the consolidated statements of equity. However, the Company has elected the fair value option for certain of its available for sale securities, and as a result, any unrealized gains (losses) on such securities are recorded in unrealized gain (loss) on mortgage loans and obligations held in a securitization trust, net in the consolidated statements of operations. As of December 31, 2017, the Company held subordinate tranches of a securitization trust, which represent the Company’s retained interest in the securitization trust, which the Company consolidates under U.S. GAAP. Refer to Note 6, “Real Estate Securities, Available for Sale” for further discussion.

Deferred Costs

Deferred costs primarily include deferred financing costs and deferred lease costs. Deferred financing costs represent commitment fees, legal and other third-party costs associated with obtaining financing. Costs related to revolving credit facilities are recorded in deferred costs and other assets, net and are amortized to interest expense using the straight-line basis over the term of the facility. Costs related to other borrowings are recorded net against the carrying value of such borrowings and are amortized to interest expense using the effective interest method. Unamortized deferred financing costs are expensed to realized gain (loss) when the associated facility is repaid before maturity. Costs incurred in seeking financing transactions, which do not close, are expensed in the period in which it is determined that the financing will not occur. Deferred lease costs consist of fees incurred to initiate and renew operating leases, which are amortized on a straight-line basis over the remaining lease term and are recorded to depreciation and amortization in the consolidated statements of operations.

Identified Intangibles

The Company records acquired identified intangibles, which includes intangible assets (such as the value of the above-market leases, in-place leases, and other intangibles) and intangible liabilities (such as the value of below market leases), based on estimated fair value. The value allocated to the identified intangibles are amortized over the remaining lease term. Above/below-market leases are amortized into rental income, below-market ground leases are amortized into real estate properties-operating expense and in-place leases are amortized into depreciation and amortization expense. As of December 31, 2017, the weighted average amortization period for above-market leases, below-market leases and in-place lease costs is 4.4 years, 4.6 years and 4.6 years, respectively.

Identified intangible assets are recorded in deferred costs and other assets, net, and identified intangible liabilities are recorded in other liabilities on the accompanying consolidated balance sheets. The following table presents identified intangibles as of December 31, 2017 (dollars in thousands):

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	December 31, 2017
	Intangible Assets			Intangible Liabilities
	In-place Leases	Above- market Leases	Total	Below- market Leases
Gross amount	$44,152	$12,076	$56,228	$12,247
Accumulated amortization	(24,051)	(6,096)	(30,147)	(5,875)

Total	$20,101	$5,980	$26,081	$6,372

The Company recorded amortization of acquired above-market leases, net of acquired below-market leases of $1.3 million, $1.2 million and $1.0 million for the years ended December 31, 2017, 2016 and 2015 respectively. Amortization of other intangible assets was $14.7 million, $11.5 million and $6.5 million for the years ended December 31, 2017, 2016 and 2015 respectively.

The following table presents annual amortization of intangible assets and liabilities (dollars in thousands):

Years Ending December 31:	In-place Leases, Net(1)	Above-market Leases, Net(1)	Below-market Leases, Net(1)
2018	$6,677	$2,080	$2,001
2019	4,800	1,565	1,904
2020	2,857	913	678
2021	1,933	517	431
2022	1,461	422	416
Thereafter	2,373	483	942

Total	$20,101	$5,980	$6,372

(1)	Identified intangibles will be amortized through periods ending April 2027.

Deferred Costs and Other Assets, Net and Other Liabilities

The following tables present a summary of deferred costs and other assets, net and other liabilities as of December 31, 2017 and 2016 (dollars in thousands):

	December 31,
Deferred costs and other assets, net:	2017	2016
Intangible assets, net(1)	$26,081	$41,375
Prepaid expenses	12,564	1,386
Deferred commissions and leasing costs	10,025	10,287
Deferred financing costs, net—credit facilities	951	2,772
Deposits	689	550

Total	$50,310	$56,370

	December 31,
Other liabilities:	2017	2016
Intangible liabilities, net(2)	$6,372	$8,506
Prepaid rent and unearned revenue	3,917	4,601
PE Investments deferred purchase price, net	3,411	4,248
Tenant security deposits	1,398	1,433
Other	199	403

Total	$15,297	$19,191

(1)	Represents in-place leases and above-market leases, net.
(2)	Represents below-market leases, net.

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Acquisition Fees and Expenses

The total of all acquisition fees and expenses for an investment, including acquisition fees to the Advisor, cannot exceed, in the aggregate, 6.0% of the contract purchase price of such investment unless such excess is approved by a majority of the Company’s directors, including a majority of its independent directors. For the year ended December 31, 2017, total acquisition fees and expenses did not exceed the allowed limit for any investment. An acquisition fee incurred related to an equity investment will generally be expensed as incurred. An acquisition fee paid to the Advisor related to the acquisition of an equity or debt investment in an unconsolidated joint venture is included in investments in unconsolidated ventures on the consolidated balance sheets. An acquisition fee paid to the Advisor related to the origination or acquisition of debt investments is included in debt investments, net on the consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method. The Company records as an expense certain acquisition costs and fees associated with transactions deemed to be business combinations in which it consolidates the asset and capitalizes these costs for transactions deemed to be acquisitions of an asset, including an equity investment.

Revenue Recognition

Real Estate Debt Investments

Interest income is recognized on an accrual basis and any related premium, discount, origination costs and fees are amortized over the life of the investment using the effective interest method. The amortization is reflected as an adjustment to interest income in the consolidated statements of operations. The amortization of a premium or accretion of a discount is discontinued if such loan is reclassified to held for sale.

Operating Real Estate

Rental and other income from operating real estate is derived from the leasing of space to various types of tenants. Rental revenue recognition commences when the tenant takes legal possession of the leased space and the leased space is substantially ready for its intended use. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Rental income from leases is recognized on a straight-line basis over the term of the respective leases. The excess of rent recognized over the amount contractually due pursuant to the underlying leases is included in receivables on the consolidated balance sheets. The Company amortizes any tenant inducements as a reduction of revenue utilizing the straight-line method over the term of the lease. Other income represents revenue from tenant/operator leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes paid by the Company on behalf of the respective property. This revenue is recognized in the same period as the expenses are incurred.

In a situation in which a lease(s) associated with a significant tenant have been, or are expected to be, terminated early, the Company evaluates the remaining useful life of depreciable or amortizable assets in the asset group related to the lease that will be terminated (i.e., tenant improvements, above- and below-market lease intangibles, in-place lease value and deferred leasing costs). Based upon consideration of the facts and circumstances surrounding the termination, the Company may write-off or accelerate the depreciation and amortization associated with the asset group. Such amounts are included within rental and other income for above- and below-market lease intangibles and depreciation and amortization for the remaining lease related asset groups in the consolidated statements of operations. The total amount of accelerated amortization within rental and other income was $0.2 million for the year ended December 31, 2017 and de minimis for the years ended December 31, 2016 and 2015, respectively. The total amount of accelerated depreciation and amortization expense was $3.3 million for the year ended December 31, 2017 and de minimis for the years ended December 31, 2016 and 2015, respectively.

Real Estate Securities

Interest income is recognized using the effective interest method with any premium or discount amortized or accreted through earnings based on expected cash flow through the expected maturity date of the security. Changes to expected cash flow may result in a change to the yield which is then applied retrospectively for high-credit quality securities that cannot be prepaid or otherwise settled in such a way that the holder would not recover substantially all of the investment or prospectively for all other securities to recognize interest income.

Credit Losses and Impairment on Investments

Real Estate Debt Investments

Loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all principal and interest amounts due according to the contractual terms. The Company assesses the credit quality of the portfolio and adequacy of loan loss reserves on a quarterly basis or more frequently as necessary. Significant judgment of the Company is required in this analysis. The Company considers the estimated net recoverable value of the loan as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the quality and

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financial condition of the borrower and the competitive situation of the area where the underlying collateral is located. Because this determination is based on projections of future economic events, which are inherently subjective, the amount ultimately realized may differ materially from the carrying value as of the balance sheet date. If, upon completion of the assessment, the estimated fair value of the underlying collateral is less than the net carrying value of the loan, a loan loss reserve is recorded with a corresponding charge to provision for loan losses. The loan loss reserve for each loan is maintained at a level that is determined to be adequate by management to absorb probable losses.

Income recognition is suspended for a loan at the earlier of the date at which payments become 90-days past due or when, in the opinion of the Company, a full recovery of income and principal becomes doubtful. When the ultimate collectability of the principal of an impaired loan is in doubt, all payments are applied to principal under the cost recovery method. When the ultimate collectability of the principal of an impaired loan is not in doubt, contractual interest is recorded as interest income when received, under the cash basis method until an accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Interest accrued and not collected will be reversed against interest income. A loan is written off when it is no longer realizable and/or legally discharged. As of December 31, 2017, the Company did not have any impaired CRE debt investments.

Operating Real Estate

The Company’s real estate portfolio is reviewed on a quarterly basis, or more frequently as necessary, to assess whether there are any indicators that the value of its operating real estate may be impaired or that its carrying value may not be recoverable. A property’s value is considered impaired if the Company’s estimate of the aggregate expected future undiscounted cash flow generated by the property is less than the carrying value. In conducting this review, the Company considers U.S. macroeconomic factors, real estate sector conditions and asset specific and other factors. To the extent an impairment has occurred, the loss is measured as the excess of the carrying value of the property over the estimated fair value and recorded in impairment on operating real estate in the consolidated statements of operations. As of December 31, 2017, the Company did not have any impaired operating real estate.

An allowance for a doubtful account for a tenant receivable is established based on a periodic review of aged receivables resulting from estimated losses due to the inability of tenants to make required rent and other payments contractually due. Additionally, the Company establishes, on a current basis, an allowance for future tenant credit losses on unbilled rent receivable based on an evaluation of the collectability of such amounts.

Real Estate Securities

CRE securities for which the fair value option is elected are not evaluated for other-than-temporary impairment (“OTTI”) as any change in fair value is recorded in the consolidated statements of operations. Realized losses on such securities are reclassified to realized gain (loss) on investments as losses occur.

CRE securities for which the fair value option is not elected are evaluated for OTTI quarterly. Impairment of a security is considered to be other-than-temporary when: (i) the holder has the intent to sell the impaired security; (ii) it is more likely than not the holder will be required to sell the security; or (iii) the holder does not expect to recover the entire amortized cost of the security. When a CRE security has been deemed to be other-than-temporarily impaired due to (i) or (ii), the security is written down to its fair value and an OTTI is recognized in the consolidated statements of operations. In the case of (iii), the security is written down to its fair value and the amount of OTTI is then bifurcated into: (a) the amount related to expected credit losses; and (b) the amount related to fair value adjustments in excess of expected credit losses. The portion of OTTI related to expected credit losses is recognized in the consolidated statements of operations. The remaining OTTI related to the valuation adjustment is recognized as a component of accumulated OCI in the consolidated statements of equity. CRE securities which are not high-credit quality are considered to have an OTTI if the security has an unrealized loss and there has been an adverse change in expected cash flow. The amount of OTTI is then bifurcated as discussed above. As of December 31, 2017, the Company did not have any OTTI recorded on its CRE securities.

Equity-Based Compensation

The Company accounts for equity-based compensation awards using the fair value method, which requires an estimate of fair value of the award at the time of grant. All fixed equity-based awards to directors, which have no vesting conditions other than time of service, are amortized to compensation expense over the awards’ vesting period on a straight-line basis. Equity-based compensation is classified within general and administrative expense in the consolidated statements of operations.

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Income Taxes

The Company elected to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code beginning in its taxable year ended December 31, 2010. Accordingly, the Company will generally not be subject to U.S. federal income tax to the extent of its distributions to stockholders as long as certain asset, income and share ownership tests are met. To maintain its qualification as a REIT, the Company must annually distribute at least 90% of its REIT taxable income to its stockholders and meet certain other requirements. The Company believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods, but there can be no assurance that these criteria will continue to be met in subsequent periods. If the Company were to fail to meet these requirements, it would be subject to U.S. federal income tax and potential interest and penalties, which could have a material adverse impact on its results of operations and amounts available for distributions to its stockholders. The Company’s accounting policy with respect to interest and penalties is to classify these amounts as a component of income tax expense, where applicable. The Company has not recognized any such amounts related to uncertain tax positions for the years ended December 31, 2017, 2016 and 2015.

The Company may also be subject to certain state, local and franchise taxes. Under certain circumstances, U.S. federal income and excise taxes may be due on its undistributed taxable income.

The Company made joint elections to treat certain subsidiaries as taxable REIT subsidiaries (“TRS”) which may be subject to U.S. federal, state and local income taxes. In general, a TRS of the Company may perform non-customary services for tenants, hold assets that the REIT cannot hold directly and may engage in most real estate or non-real estate-related business.

Certain subsidiaries of the Company are subject to taxation by federal, state and local authorities for the periods presented. Income taxes are accounted for by the asset/liability approach in accordance with U.S. GAAP. Deferred taxes, if any, represent the expected future tax consequences when the reported amounts of assets and liabilities are recovered or paid. Such amounts arise from differences between the financial reporting and tax bases of assets and liabilities and are adjusted for changes in tax laws and tax rates in the period which such changes are enacted. A provision for income tax represents the total of income taxes paid or payable for the current period, plus the change in deferred taxes. Current and deferred taxes are recorded on the portion of earnings (losses) recognized by the Company with respect to its interest in TRSs. Deferred income tax assets and liabilities are calculated based on temporary differences between the Company’s U.S. GAAP consolidated financial statements and the federal, state and local tax basis of assets and liabilities as of the consolidated balance sheet date. The Company evaluates the realizability of its deferred tax assets (e.g., net operating loss and capital loss carryforwards) and recognizes a valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of its deferred tax assets will not be realized. When evaluating the realizability of its deferred tax assets, the Company considers estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires the Company to forecast its business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any, are included in income tax benefit (expense) in the consolidated statements of operations.

On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted, which provides for a reduction in the U.S. federal corporate income tax rate from 35% to 21% effective January 1, 2018. The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. The Company is still analyzing certain aspects of the TCJA and refining its calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts.

For the year ended December 31, 2017, the Company recorded income tax benefit of $1.7 million. For the years ended December 31, 2016 and 2015, the Company recorded income tax expense of $3.0 million and $1.1 million, respectively. Additionally, as of December 31, 2017 and 2016, the Company recorded a deferred tax asset of $3.5 million and a deferred tax liability of $1.4 million, respectively.

Transfers of Financial Assets

Sale accounting for transfers of financial assets requires the transfer of an entire financial asset, a group of financial assets in its entirety or if a component of the financial asset is transferred, that component meets the definition of a participating interest by having characteristics that mirror the original financial asset.

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. If the Company has any continuing involvement, rights or obligations with the transferred financial asset (outside of standard representations and warranties), sale accounting would require that the transfer meets the following sale conditions: (1) the transferred asset has been legally isolated; (2) the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the

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transferred asset; and (3) the Company does not maintain effective control over the transferred asset through an agreement that provides for (a) both an entitlement and an obligation by the Company to repurchase or redeem the asset before its maturity, or (b) the unilateral ability by the Company to reclaim the asset and a more than trivial benefit attributable to that ability, or (c) the transferee requiring the Company to repurchase the asset at a price so favorable to the transferee that it is probable the repurchase will occur.

If sale accounting is met, the transferred financial asset is removed from the balance sheet and a net gain or loss is recognized upon sale, taking into account any retained interests. Transfers of financial assets that do not meet the criteria for sale are accounted for as financing transactions, or secured borrowing. As of December 31, 2017, the carrying value of CRE debt investments that did not meet the requirements of sale accounting was $23.7 million and recorded in real estate debt investments, net with an offsetting secured borrowing recorded in loan collateral payable, net, related party of $23.5 million. Refer to Note 7, “Borrowings” for additional information.

Recent Accounting Pronouncements

Revenue Recognition- In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, requiring a company to recognize as revenue the amount of consideration it expects to be entitled to in connection with the transfer of promised goods or services to customers. The Company has adopted the Revenue Recognition standard on its required effective date of January 1, 2018 using the modified retrospective approach, and has applied the guidance to contracts not yet completed as of the date of adoption. The new revenue standard specifically excludes revenue streams for which specific guidance is stipulated in other sections of the codification, therefore it will not impact rental income or interest income generated on financial instruments such as preferred equity investments. The Company is the lessor for gross leases classified as operating leases in which rental income and tenant reimbursements are recorded. The revenue from these leases are scoped out of the new revenue recognition guidance. All leases are accounted for under ASC 840 until the adoption of the new leasing guidance within ASC 842.

Financial Instruments- In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 addresses certain aspects of accounting and disclosure requirements of financial instruments, including the requirement that equity investments with readily determinable fair value be measured at fair value with changes in fair value recognized in results of operations. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Company does not have any equity investments with readily determinable fair value recorded as available-for-sale. The Company does not believe that this guidance will have a material impact on its consolidated financial statements and related disclosures.

Leases- In February 2016, the FASB issued ASU No. 2016-02, Leases, which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The update will require that lessees and lessors capitalize, as initial direct costs, only those costs that are incurred due to the execution of a lease. The new guidance is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements and is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.

The Company expects to adopt the package of practical expedients under the guidance and the Company will not need to reassess whether any expired or expiring contracts contain leases; will not need to revisit lease classification for any expired or expiring leases; and will not need to reassess initial direct costs for any existing leases. In addition, the Company expects to adopt the practical expedient which allows lessors to consider lease and non-lease components as a single performance obligation to the extent that the timing and pattern of revenue recognition is the same and the lease is classified an operating lease. The Company continues to assess the potential effect the adoption of this guidance will have on its consolidated financial statements and related disclosures.

Equity Method of Accounting- In March 2016, the FASB issued ASU No. 2016-07, Investments- Equity Method and Joint Ventures (Topic 323), Simplifying the Transition to the Equity Method of Accounting, which eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting. The update requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. The update should be applied prospectively upon its effective date to increases in the level of ownership interests or degree of influence that results in the adoption of the equity method. The guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. The Company adopted the new guidance prospectively on January 1, 2017 and the adoption of this standard did not have a material impact on its consolidated financial statements and related disclosures.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Equity-Based Compensation- In March 2016, the FASB issued ASU No. 2016-09, Improvements to Share-Based Payment Accounting, which amends several aspects of the accounting for equity-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statements of cash flows. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2016. The Company adopted the new guidance prospectively on January 1, 2017 and the adoption of this standard did not have a material impact on its consolidated financial statements and related disclosures.

Credit Losses- In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments- Credit Losses, which changes the impairment model for certain financial instruments by requiring companies to recognize an allowance for expected losses, rather than incurred losses as required currently by the incurred loss approach. The guidance will apply to most financial assets measured at amortized cost and certain other instruments, including trade and other receivables, loans, held-to-maturity debt securities, net investments in leases and off-balance-sheet credit exposures (e.g., loan commitments). The new guidance is effective for reporting periods beginning after December 15, 2019 and will be applied as a cumulative adjustment to retained earnings as of the effective date. The Company is currently assessing the potential effect the adoption of this guidance will have on its consolidated financial statements and related disclosures.

Cash Flow Classifications- In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which makes eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The new guidance requires adoption on a retrospective basis unless it is impracticable to apply, in which case the company would be required to apply the amendments prospectively as of the earliest date practicable. The Company does not believe that this guidance will have a material impact on its consolidated financial statements and related disclosures.

Restricted Cash- In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, which requires entities to show the changes in the total of cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. Entities will no longer be permitted to present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. The guidance is effective for reporting periods beginning after December 15, 2017 and will be applied retrospectively to all periods presented. The Company expects the new guidance will result in a change in presentation of restricted cash on the face of the consolidated statement of cash flows; otherwise this guidance will not have a significant impact on the consolidated statements of cash flows and disclosures.

Business Combinations- In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business, which amends the guidance for determining whether a transaction involves the purchase or disposal of a business or an asset. The amendments clarify that when substantially all of the fair value of the gross assets acquired or disposed of is concentrated in a single identifiable asset or a group of similar identifiable assets, the set of transferred assets and activities is not a business. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The amendments in this update will be applied on a prospective basis. The Company expects that most acquisitions of real estate or in-substance real estate will not meet the revised definition of a business because substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets). A significant difference between the accounting for an asset acquisition and a business combination is that transaction costs are capitalized for an asset acquisition, rather than expensed for a business combination. The Company plans to adopt the standard on its required effective date of January 1, 2018. The Company does not believe that this guidance will have a material impact on its consolidated financial statements and related disclosures.

Derecognition and Partial Sales of Nonfinancial Assets- In February 2017, the FASB issued ASU No. 2017-05, Clarifying the Scope of Asset Derecognition and Accounting for Partial Sales of Nonfinancial Assets, which clarifies the scope and application of recently established guidance on recognition of gains and losses from derecognition of non-financial assets, and defines in-substance non-financial assets. In addition, the guidance clarifies the accounting for partial sales of non-financial assets to be more consistent with the accounting for sale of a business. Specifically, in a partial sale to a non-customer, when a non-controlling interest is received or retained, the latter is considered a non-cash consideration and measured at fair value, which would result in full gain or loss recognized upon sale. This guidance has the same effective date as the new revenue guidance, which is January 1, 2018, with early adoption permitted beginning January 1, 2017. Both the revenue guidance and this update must be adopted concurrently. While the transition method is similar to the new revenue guidance, either full retrospective or modified retrospective, the transition approach need not be aligned between both updates. The Company plans to adopt this standard on January 1, 2018, consistent with its adoption of the new revenue standard, using the modified retrospective approach. Under the new standard, if the Company sells a partial interest in its real estate assets to noncustomers or contributes real estate assets to unconsolidated ventures, and the Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

retains a noncontrolling interest in the asset, such transactions could result in a larger gain on sale. The adoption of this standard could have a material impact to the Company’s results of operations in a period if the Company sells a significant partial interest in a real estate asset. There were no such sales for the year ended December 31, 2017.

3. Real Estate Debt Investments

The following table presents CRE debt investments as of December 31, 2017 (dollars in thousands):

					Weighted Average			Floating Rate as % of Principal Amount
Asset Type:	Count	Principal Amount(1)	Carrying Value(2)	Allocation by Investment Type(3)	Fixed Rate	Spread over LIBOR(4)	Total Unleveraged Current Yield
First mortgage loans(5)	9	$267,235	$244,635	77.1%	—%	4.85%	6.52%	100.0%
Mezzanine loans(5)	5	79,481	79,471	22.9%	12.23%	11.00%	12.45%	35.9%

Total/Weighted average	14	$346,716	$324,106	100.0%	12.23%	5.49%	7.98%	85.3%

Real estate debt, held for sale(6)	1	$150,150	$150,150	N/A	—%	6.20%	7.84%	100.0%

(1)	Includes future funding commitments of $22.6 million.
(2)	Certain CRE debt investments, including loan collateral receivable, related party, serve as collateral for financing transactions including $338.7 million for term loan facilities and $23.7 million for secured borrowings (refer to Note 7). The remainder is unleveraged.
(3)	Based on principal amount.
(4)	Includes a fixed minimum LIBOR rate (“LIBOR floor”), as applicable. As of December 31, 2017, the Company had $367.6 million principal amount of floating-rate loans subject to a weighted average LIBOR floor of 0.60%.
(5)	During the year ended December 31, 2017, the Company originated two first mortgage loans and one mezzanine loan with an aggregate committed principal amount of $119.7 million and received $374.9 million related to the repayment of five first mortgage loans, one mezzanine loan and one preferred equity interest.
(6)	In August 2017, pursuant to the Original Combination Agreement, the Company committed to sell to the Sponsor a $65 million senior interest in one $150.2 million first mortgage loan at par to the extent that the Company does not otherwise sell such loan to a third party. The junior interest of such loan (or, in the case of a sale to a third party, any unsold portion) will be transferred to a liquidating trust for the benefit of the Company’s stockholders. The first mortgage loan is financed on a term loan facility for a total of $46.9 million. On January 31, 2018, the Company completed this transaction.

The following table presents CRE debt investments as of December 31, 2016 (dollars in thousands):

					Weighted Average			Floating Rate as % of Principal Amount
Asset Type:	Count	Principal Amount(1)	Carrying Value(2)	Allocation by Investment Type(3)	Fixed Rate	Spread over LIBOR(4)	Total Unleveraged Current Yield
First mortgage loans	13	$570,339	$564,722	74.3%	15.00%	5.80%	7.31%	92.5%
Mezzanine loans	5	109,832	92,814	14.3%	12.16%	9.29%	11.24%	55.3%
Preferred equity interest(5)	1	87,323	87,787	11.4%	10.00%	—%	10.00%	—%

Total/Weighted average	19	$767,494	$745,323	100.0%	11.79%	6.07%	8.12%	76.6%

(1)	Includes future funding commitments of $23.2 million.
(2)	Certain CRE debt investments serve as collateral for financing transactions including carrying value of $70.7 million for a securitization financing transaction, $364.6 million for term loan facilities and $23.7 million for secured borrowings (refer to Note 7). The remainder is unleveraged.
(3)	Based on principal amount.
(4)	Includes a fixed minimum LIBOR floor, as applicable. As of December 31, 2016, the Company had $531.9 million principal amount of floating-rate loans subject to a weighted average LIBOR floor of 0.34%.
(5)	Represents a preferred equity interest originated through a joint venture with affiliates of RXR Realty LLC (“RXR”). The Company’s proportionate interest of the loan is 90%, representing $78.6 million of the carrying value. The Company consolidates the loan and records RXR’s investment as a non-controlling interest.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents maturities of CRE debt investments based on principal amount as of December 31, 2017 (dollars in thousands):

	Current Maturity	Maturity Including Extensions(1)
Years Ending December 31:
2018	$29,451	$19,350
2019	213,921	12,000
2020	12,000	34,500
2021	—	93,802
2022	—	95,720
Thereafter	91,344	91,344

Total	$346,716	$346,716

(1)	Assumes that all debt with extension options will qualify for extension at such maturity according to the conditions set forth in the governing documents.

As of December 31, 2017, the weighted average maturity, including extensions, of CRE debt investments was 3.8 years.

Credit Quality Monitoring

CRE debt investments are typically loans secured by direct senior priority liens on real estate properties or by interests in entities that directly own real estate properties, which serve as the primary source of cash for the payment of principal and interest. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service in accordance with its contractual terms and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company categorizes a debt investment for which it expects to receive full payment of contractual principal and interest payments as “performing.” The Company will categorize a weaker credit quality debt investment that is currently performing, but for which it believes future collection of all or some portion of principal and interest is in doubt, into a category called “performing with a loan loss reserve.” The Company will categorize a weaker credit quality debt investment that is not performing, which the Company defines as a loan in maturity default and/or past due at least 90 days on its contractual debt service payments, as a non-performing loan (“NPL”). The Company’s definition of an NPL may differ from that of other companies that track NPLs.

During the fourth quarter of 2017, the Company ceased accruing payment in kind (“PIK”) interest associated with one mezzanine loan with principal amount and carrying value of $20.8 million, respectively. As of December 31, 2017, the remaining CRE debt investments were performing in accordance with the contractual terms of their governing documents in all material respects and were categorized as performing loans. There were no CRE debt investments with contractual payments past due as of December 31, 2017 and 2016. For the year ended December 31, 2017, two CRE debt investments each contributed more than 10.0% of interest income, of which one debt investment was classified as held for sale in the third quarter of 2017 and one preferred equity interest was repaid in the fourth quarter of 2017.

4. Operating Real Estate

The following table presents operating real estate, net, as of December 31, 2017 and 2016 (dollars in thousands):

	December 31,
	2017	2016
Land and improvements	$96,232	$96,011
Buildings and improvements(1)	437,777	430,776
Furniture, fixtures and equipment	5,688	4,472

Subtotal	$539,697	$531,259
Less: Accumulated depreciation	(63,986)	(42,420)

Operating real estate, net	$475,711	$488,839

(1)	Includes tenant improvements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2017, 2016, and 2015, depreciation expense was $23.7 million, $19.4 million and $16.4 million, respectively.

Minimum Future Rents

Minimum rental amounts due under leases are generally either subject to scheduled fixed increases or adjustments. Leases at the Company’s multifamily properties and student housing properties are generally for a term of one year or less and are not reflected in the below table. The following table presents approximate future minimum rental income for the Company’s industrial properties and multi-tenant offices under noncancelable operating leases to be received over the next five years and thereafter as of December 31, 2017 (dollars in thousands):

Years Ending December 31:
2018	$42,002
2019	40,289
2020	32,460
2021	26,623
2022	22,463
Thereafter	46,464

Total	$210,301

The rental properties owned as of December 31, 2017 are leased under operating leases with current expirations ranging from 2018 to 2027, with certain tenant renewal rights. For certain properties, the tenants pay the Company, in addition to the contractual base rent, their pro rata share of real estate taxes and operating expenses. Certain lease agreements provide for periodic rental increases.

5. Investments in Unconsolidated Ventures

Investments in Private Equity Funds

The Company completed the acquisition of a $118.0 million portfolio of PE Investments in February 2013 (“PE Investment I”), a $75.7 million portfolio of PE Investments in July 2013 (“PE Investment IIA”), an additional $26.5 million portfolio of PE Investment IIA in February 2016 (“PE Investment IIB”), and a $23.1 million portfolio of PE Investments in March 2016 (“PE Investment III”). PE Investment I, IIA, and IIB own PE Investments indirectly through unconsolidated ventures and PE Investment III owns PE Investments directly. The Company elected the fair value option for PE Investments. As a result, the Company records equity in earnings (losses) based on the change in fair value for its share of the projected future cash flow from one period to another. All PE Investments are considered voting interest entities, except for PE Investment III. PE Investment I, IIA and IIB are considered voting interest entities and are not consolidated by the Company due to the substantive participating rights of the partners in joint ventures that own the interests in the real estate private equity funds. The Company does not consolidate the underlying real estate private equity funds owned in PE Investment III as it neither owns a majority voting interest in any such funds nor is it the primary beneficiary of such funds.

Summary

The following table summarizes the Company’s PE Investment acquisitions (dollars in thousands):

PE Investment(1)	Initial Closing Date	NAV Reference Date(2)	Number of Funds	Purchase Price
PE Investment I	February 15, 2013	June 30, 2012	49	$118,035
PE Investment IIA	July 3, 2013	September 30, 2012	24	75,721
PE Investment IIB	February 9, 2016	September 30, 2015	—	26,498
PE Investment III	March 30, 2016	March 31, 2015	2	23,063

Total			75	$243,317

(1)	At December 31, 2017, the Company’s contractual unfunded commitments for PE Investments totaled $11.5 million. As of December 31, 2017, the Company does not expect any additional future contributions related to such unfunded commitments.
(2)	Represents the net asset value (“NAV”) date that served as the basis for the purchase price on which the Company agreed to acquire the respective PE Investment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables summarize the Company’s PE Investments as of December 31, 2017 and 2016 and activity for the years ended December 31, 2017 and 2016 (dollars in thousands):

	Carrying Value		Year Ended December 31, 2017			Year Ended December 31, 2016
	December 31,		Equity in Earnings	Distributions	Contributions(1)	Equity in Earnings	Distributions	Contributions(1)
PE Investment	2017	2016
PE Investment I(2)	$8,876	$31,655	$1,669	$20,174	$336	$9,441	$40,082	$415
PE Investment IIA(3)	11,878	23,360	1,506	21,548	12,563	5,974	24,897	8,842
PE Investment IIB(3)	11,084	19,329	2,647	21,573	11,670	6,950	21,420	33,798
PE Investment III(4)	9,321	16,235	19	2,730	275	1,771	2,126	16,591

Total	$41,159	$90,579	$5,841	$66,025	$24,844	$24,136	$88,525	$59,646

(1)	Includes initial investments, before closing statement adjustments for distributions and contributions, and subsequent contributions, including deferred purchase price fundings.
(2)	For PE Investment I, the Company recorded an unrealized loss of $4.6 million and $3.4 million for the years ended December 31, 2017 and 2016, respectively.
(3)	For PE Investment IIA and PE Investment IIB, the Company recorded an unrealized loss of $4.0 million and $1.0 million, respectively, for the year ended December 31, 2017. As of December 31, 2017, the Company’s share of the combined deferred amount for PE Investment IIA and PE Investment IIB was $55.9 million. The deferred amount will be paid in multiple installments throughout 2018 and is expected to be paid from the distributions received from the underlying investments in PE Investment IIA and PE Investment IIB. The Company guaranteed its proportionate interest of the deferred amount. The Company determined there was an immaterial amount of fair value related to the guarantee. In January 2018, PE Investment IIA and PE Investment IIB collectively paid $46.6 million of the deferred amount.
(4)	For PE Investment III, the Company recorded an unrealized loss of $4.5 million for the year ended December 31, 2017. As of December 31, 2017, the deferred purchase price for PE Investment III recorded in other liabilities was $3.4 million. The remaining portion of the purchase price was paid in January 2018.

The Company’s ownership interest in PE Investments represents capital contributed to date and may not be reflective of the Company’s economic interest in the entity because of provisions in operating agreements governing various matters. As of December 31, 2017, the Company’s ownership interest in investments range from 0.1% to 7.1%.

Summarized Financial Information

The combined balance sheets for the unconsolidated ventures, including PE Investments and excluding unconsolidated ventures accounted for under the cost method, as of December 31, 2017, and 2016 are as follows (dollars in thousands):

	As of December 31,
	2017	2016(1)
Assets

Total assets	$624,037	$838,160

Liabilities and equity
Total liabilities	$251,741	$313,739
Total equity	372,296	524,421

Total liabilities and equity	$624,037	$838,160

(1)	Prior periods have been adjusted to conform to current period presentation.

The combined statements of operations for the unconsolidated ventures, including PE Investments and excluding unconsolidated ventures accounted for under the cost method, for the years ended December 31, 2017, 2016 and 2015 are as follows (dollars in thousands):

	Years Ended December 31, (1)
	2017	2016(2)	2015(2)
Total revenues(3)	$2,272	$53,628	$119,157
Net income (loss)	2,272	53,628	119,143

(1)	Includes summarized annual financial information for PE Investments on a one quarter lag, which is the most recent financial information available from the underlying funds.
(2)	Prior periods have been adjusted to conform to current period presentation.
(3)	Includes net investment income and unrealized and realized gains and losses for PE Investments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other

In June 2014, the Company entered into a joint venture with affiliates of RXR to originate a mezzanine loan. The mezzanine loan had a principal amount of $183.7 million, including future funding commitments. The joint venture owned 50.0% of the mezzanine loan, of which the Company’s interest in the joint venture was 78.0%. In January 2016, the Company’s participation was sold at par value of $59.8 million. For the years ended December 31, 2016, and 2015, the Company recognized equity in earnings of $0.8 million and $5.8 million, respectively.

6. Real Estate Securities, Available for Sale

Investments in CRE Securities

CRE securities are comprised of CMBS backed by a pool of CRE loans which are typically well-diversified by type and geography. The following table presents CMBS investments as of December 31, 2017 and 2016 (dollars in thousands):

							Weighted Average
		Principal Amount(1)	Amortized Cost	Cumulative Unrealized on Investments		Fair Value		Unleveraged Current Yield
As of Date:	Count			Gain	(Loss)		Coupon(2)
December 31, 2017	22	$221,657	$137,328	$22,360	$(1,347)	$158,341	3.58%	9.75%
December 31, 2016	11	138,438	73,800	21,616	(1,441)	93,975	3.85%	10.78%

(1)	Certain CRE securities serve as collateral for financing transactions including carrying value of $77.5 million for the CMBS Credit Facilities (refer to Note 7). The remainder is unleveraged.
(2)	All CMBS are fixed rate.

The Company recorded unrealized gain in OCI for the year ended December 31, 2017 of $0.8 million. The Company recorded year ended unrealized losses of $1.7 million and $6.5 million in OCI for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2017, the Company held seven securities with an aggregate carrying value of $47.4 million with an unrealized loss of $1.3 million, one of which was in an unrealized loss position for a period of greater than 12 months. Based on management’s quarterly evaluation, no OTTI was identified related to these securities. The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities prior to recovery of its amortized cost basis, which may be at maturity.

As of December 31, 2017, the weighted average contractual maturity of CRE securities was 30.6 years with an expected maturity of 6.8 years.

Investments in Investing VIEs

In June 2017, the Company purchased the subordinate tranches of the $959.0 million securitization trust (UBS 2017-C1), which is secured by a pool of 67 mortgage loans. The securitization trust issued $846.3 million of permanent, non-recourse, investment grade securitization bonds, or offered certificates, which were purchased by unrelated third parties, and $112.7 million of subordinate non-offered certificates. The Company purchased $102.6 million of the non-offered certificates at a discount to par of $51.4 million, or 50.1%. The non-offered certificates have a fixed coupon of 4.84% and produce a bond equivalent yield of 10.35%.

The Company is the securitization trust’s directing certificate holder and has the ability to appoint and replace the special servicer on all mortgage loans. As such, U.S. GAAP requires the Company to consolidate the assets, liabilities, income and expenses of the securitization trust as an Investing VIE. Refer to Note 2, “Summary of Significant Accounting Policies” for further discussion on Investing VIEs.

Other than the securities represented by the Company’s subordinate tranches of the securitization trust, the Company does not have any claim to the assets or exposure to the liabilities of the securitization trust. The original issuer, an unrelated third party, guarantees the interest and principal payments related to the investment grade securitization bonds in the securitization trust, therefore these obligations do not have any recourse to the general credit of the Company as the consolidator of the securitization trust. The Company’s maximum exposure to loss would not exceed the carrying value of its retained investment in the securitization trust, or the subordinate tranches of the securitization trust.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the assets and liabilities recorded on the consolidated balance sheets attributable to the securitization trust as of December 31, 2017 (dollars in thousands):

December 31, 2017
Assets
Mortgage loans held in a securitization trust, at fair value	$916,017
Receivables, net	3,998

Total assets	$920,015

Liabilities
Mortgage obligations issued by a securitization trust, at fair value	$863,447
Accounts payable and accrued expenses	3,998

Total liabilities	$867,445

As of December 31, 2017, the mortgage loans and the related mortgage obligations held in the securitization trust had an unpaid principal balance of $955.9 million and $853.3 million, respectively.

The Company elected the fair value option to measure the assets and liabilities of the securitization trust, which requires that changes in valuations of the securitization trust be reflected in the Company’s consolidated statements of operations.

The difference between the carrying values of the mortgage loans held in a securitization trust and the carrying value of the mortgage obligations issued by a securitization trust was $52.6 million as of December 31, 2017 and approximates the fair value of the Company’s underlying investment in the subordinate tranches of the securitization trust. Refer to Note 12, “Fair Value” for a description of the valuation techniques used to measure fair value of assets and liabilities of the Investing VIE.

The following table presents the activity recorded for the year ended December 31, 2017 related to the consolidated securitization trust on the consolidated statement of operations. Approximately, $4.1 million for the year ended December 31, 2017 relates to net income attributable to the Company’s common stockholders generated from the Company’s investment in the subordinate tranches of the securitization trust (dollars in thousands):

Year Ended December 31, 2017
Statement of Operations
Interest income on mortgage loans held in a securitization trust	$27,646
Interest expense on mortgage obligations issued by a securitization trust	(24,777)

Net interest income	2,869
Other expenses related to securitization trust	(96)
Unrealized gain (loss) on mortgage loans and obligations held in a securitization trust, net	1,336

Net income attributable to NorthStar Real Estate Income Trust, Inc. common stockholders	$4,109

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Borrowings

The following table presents borrowings as of December 31, 2017 and 2016 (dollars in thousands):

						December 31, 2017		December 31, 2016
	Capacity ($)	Recourse vs. Non-Recourse	Final Maturity	Contractual Interest Rate		Principal Amount(1)	Carrying Value(1)	Principal Amount(1)	Carrying Value(1)
Securitization bonds payable, net
Securitization financing transaction		Non-recourse(2)	Aug-29	LIBOR + 5.00%		$—	$—	$39,762	$39,762
Mortgage notes payable, net
Multifamily 1		Non-recourse(2)	Dec-23	4.84%		43,500	43,036	43,500	42,967
Multifamily 2		Non-recourse(2)	Dec-23	4.94%		43,000	42,512	43,000	42,440
Office 1		Non-recourse(2)	Oct-24	4.47%		108,850	108,624	108,850	108,595
Office 2		Non-recourse(2)	Jan-25	4.30%		77,700	77,553	77,700	77,535
Student housing 1		Non-recourse(2)	Jan-24	5.15%		16,000	15,801	16,000	15,774
Student housing 2(3)		Non-recourse(2)	Dec-20	5.27%		12,193	12,367	12,411	12,644
Student housing 3		Non-recourse(2)	Nov-26	3.98%		24,714	24,477	24,750	24,485
Industrial 1		Non-recourse(2)	Apr-21	LIBOR + 2.50%		71,890	71,604	70,402	68,970

Subtotal mortgage notes payable, net						397,847	395,974	396,613	393,410
Term loan facilities
Citibank facility	$150,000	Limited Recourse(4)	Oct-21(5)	LIBOR + 2.63%	(6)	24,150	24,150	21,350	21,350
Deutsche Bank facility(7)	200,000	Limited Recourse(8)	Mar-18(9)	LIBOR + 2.34%	(10)	86,948	86,948	112,919	112,919
Morgan Stanley facility	200,000	Limited Recourse(11)	Oct-18(12)	LIBOR + 2.30%	(13)	55,055	55,055	92,700	92,700

Subtotal term loan facilities	$550,000					166,153	166,153	226,969	226,969
CMBS credit facilities
UBS facility		Recourse	(14)			—	—	—	—
Morgan Stanley facility		Recourse	(14)			—	—	—	—
Citibank facility		Recourse	(14)	LIBOR + 1.42%		29,044	29,044	11,034	11,034
Merrill Lynch facility		Recourse	(14)	LIBOR + 1.42%		2,667	2,667	2,989	2,989
JP Morgan facility		Recourse	(14)	LIBOR + 1.48%		23,625	23,625	8,164	8,164

Subtotal CMBS credit facilities						55,336	55,336	22,187	22,187

Subtotal credit facilities						221,489	221,489	249,156	249,156

Loan collateral payable, net, related party
Secured borrowing(15)		Non-recourse	May-19	LIBOR + 3.08%		23,729	23,458	23,729	23,261

Total						$643,065	$640,921	$709,260	$705,589

(1)	Difference between principal amount and carrying value of mortgage notes payable, net and loan collateral payable, net, related party is attributable to deferred financing costs, net and premium on a mortgage note payable.
(2)	Subject to customary non-recourse carveouts.
(3)	Represents two separate senior mortgage notes with a weighted average maturity of December 1, 2020 and weighted average interest rate of 5.27%.
(4)	Recourse solely with respect to 25.0% of the repurchase price for purchased assets with a lender debt yield equal to or greater than 10.0% at the time of financing plus 100.0% of the repurchase price for purchased assets with a lender debt yield less than 10.0% at the time of financing.
(5)	The next maturity date is October 18, 2018, with three, one-year extensions available at the option of the Company, which may be exercised upon the satisfaction of certain customary conditions set forth in the governing documents.
(6)	The contractual interest rate depends upon asset type and characteristics. As of December 31, 2017 the rate was one-month LIBOR plus 2.63%.
(7)	On January 31, 2018, the Company repaid $46.9 million on the Deutsche Bank term loan facility pursuant to the Combination Agreement. Refer to Note 3, “Real Estate Debt Investments” for additional information.
(8)	Recourse solely with respect to the greater of: (i) 25.0% of the financed amount of stabilized loans plus the financed amount of transitional loans or (ii) the lesser of $25.0 million or the aggregate financed amount of all loans.
(9)	In January 2018, the Company extended the maturity date to July 2, 2018.
(10)	Represents the weighted average spread as of December 31, 2017. The contractual interest rate depends upon asset type and characteristics and ranges from one-month LIBOR plus 2.25% to 2.42%.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11)	Recourse solely with respect to 25.0% of the financed amount.
(12)	The initial maturity is October 13, 2018. The Company may, at its option, extend the facility for one-year periods indefinitely, subject to the approval of the global financial institution.
(13)	Represents the weighted average spread as of December 31, 2017. The contractual interest rate depends upon asset type and characteristics and ranges from one-month LIBOR plus 2.25% to 2.50%.
(14)	The terms of the CMBS Credit Facilities depend upon asset type and are typically three months in duration.
(15)	Represents a secured borrowing financing transaction recorded in loan collateral payable, net, related party in connection with three first mortgage loans recorded in real estate debt investments, net. Refer to discussion below for additional detail.

The following table presents scheduled principal on borrowings, based on final maturity as of December 31, 2017 (dollars in thousands):

	Total	Mortgage Notes Payable, Net	Credit Facilities	Loan collateral payable, net, related party
Years Ending December 31:
2018	$197,339	$—	$197,339	$—
2019	23,729	—	—	23,729
2020	12,193	12,193	—	—
2021	96,040	71,890	24,150	—
2022	—	—	—	—
Thereafter	313,764	313,764	—	—

Total	$643,065	$397,847	$221,489	$23,729

Securitization Financing Transactions

The Company entered into two securitization financing transactions collateralized by CRE debt investments. All of the securitization bonds related to the two securitization financing transactions were repaid in January 2015 and January 2017, respectively, and therefore, the Company no longer holds any interest in securitization financing transactions.

Term Loan Facilities

The Company, through subsidiaries, has entered into credit facility agreements with multiple global financial institutions to provide an aggregate principal amount of up to $550.0 million to finance the origination of first mortgage loans and senior loan participations secured by CRE (“Term Loan Facilities”). The Company agreed to guarantee certain obligations under the Term Loan Facilities, which contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of this type. The Term Loan Facilities act as revolving loan facilities that can be paid down as assets are repaid or sold and re-drawn upon for new investments. As of December 31, 2017, the Company was in compliance with all of its financial covenants under the Term Loan Facilities.

As of December 31, 2017, the Company had $338.7 million carrying value of CRE debt investments, including loan collateral receivable, related party, financed with $166.2 million under the Term Loan Facilities. On January 31, 2018, the Company repaid $46.9 million on the Deutsche Bank term loan facility pursuant to the Combination Agreement. Refer to Note 3, “Real Estate Debt Investments” for additional information.

CMBS Credit Facilities

As of December 31, 2017, the Company has entered into five master repurchase agreements (collectively the “CMBS Credit Facilities”) to finance CMBS investments. The CMBS Credit Facilities are on a recourse basis and contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of this type. As of December 31, 2017, the Company had $77.5 million carrying value of CRE securities, financed with $55.3 million under its CMBS Credit Facilities.

Secured Borrowing

In November 2016, the Company bifurcated three first mortgage loans with an aggregate principal amount of $44.4 million into senior participations in mortgage loans of $29.5 million and junior participations in the related mortgage loans of $14.9 million to facilitate the financing of the mortgage loans through a securitization financing transaction entered into by NorthStar Income II. The Company sold three senior participations at cost into the securitization transaction. The Company did not retain any legal interest in

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the senior participations and retained the junior participations on an unleveraged basis. As a result of U.S. GAAP requirements for transfers of financial assets, the senior participations transferred into the securitization financing transaction are accounted for as a secured borrowing and presented as loan collateral payable, net, related party on the Company’s consolidated balance sheets. Refer to Note 2, “Summary of Significant Accounting Policies” for additional information. As of December 31, 2017, the carrying value of CRE debt investments recorded in real estate debt investments, net was $23.7 million with an offsetting secured borrowing recorded in loan collateral payable, net, related party of $23.5 million.

8. Related Party Arrangements

Advisor

Subject to certain restrictions and limitations, the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying, originating, acquiring and asset managing investments on behalf of the Company. The Advisor may delegate certain of its obligations to affiliated entities, which may be organized under the laws of the United States or foreign jurisdictions. References to the Advisor include the Advisor and any such affiliated entities. For such services, to the extent permitted by law and regulations, the Advisor receives fees and reimbursement from the Company. Pursuant to the advisory agreement, the Advisor may defer or waive fees in its discretion. Below is a description and table of the fees and reimbursements incurred to the Advisor.

In June 2017, the advisory agreement was renewed for an additional one-year term commencing on June 30, 2017 upon terms identical to those in effect through June 30, 2017.

Fees to Advisor

Asset Management Fee

The Advisor receives a monthly asset management fee equal to one-twelfth of 1.25% of the sum of the amount funded or allocated for CRE investments, including expenses and any financing attributable to such investments, less any principal received on debt and securities investments (or the proportionate share thereof in the case of an investment made through a joint venture).

Incentive Fee

The Advisor is entitled to receive distributions equal to 15.0% of net cash flows of the Company, whether from continuing operations, repayment of loans, disposition of assets or otherwise, but only after stockholders have received, in the aggregate, cumulative distributions equal to their invested capital plus an 8.0% cumulative, non-compounded annual pre-tax return on such invested capital.

Acquisition Fee

The Advisor also receives fees for providing structuring, diligence, underwriting advice and related services in connection with real estate acquisitions equal to 1.0% of the amount funded or allocated by the Company to originate or acquire investments, including acquisition costs and any financing attributable to such investments (or the proportionate share thereof in the case of an investment made through a joint venture). A fee paid to the Advisor in connection with the origination or acquisition of CRE debt investments is included in CRE debt investments, net on the consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method. An acquisition fee incurred related to an equity investment will generally be expensed as incurred. A fee paid to the Advisor in connection with an acquisition of an equity or debt investment in an unconsolidated joint venture is included in investments in unconsolidated ventures on the consolidated balance sheets.

Disposition Fee

For substantial assistance in connection with the sale of investments and based on the services provided, as determined by the Company’s independent directors, the Advisor receives a disposition fee up to 1.0% of the contract sales price of each CRE investment sold. The Company does not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a CRE debt investment unless there is a corresponding fee paid by the borrower, in which case the disposition fee is the lesser of: (i) 1.0% of the principal amount of the CRE debt investment prior to such transaction or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a CRE debt investment, the Company will pay a disposition fee upon the sale of such property. A disposition fee from the sale of a CRE investment is generally expensed and included in asset management and other fees, related party in the Company’s consolidated statements of operations. A disposition fee for a CRE debt investment incurred in a transaction other than a sale is included in CRE debt investments, net on the consolidated balance sheets and is amortized to interest income over the life of the investment using the effective interest method.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reimbursements to Advisor

Operating Costs

The Advisor is entitled to receive reimbursement for direct and indirect operating costs incurred by the Advisor in connection with administrative services provided to the Company. The Advisor allocates, in good faith, indirect costs to the Company related to the Advisor’s and its affiliates’ employees, occupancy and other general and administrative costs and expenses in accordance with the terms of, and subject to the limitations contained in, the advisory agreement with the Advisor. The indirect costs include the Company’s allocable share of the Advisor’s compensation and benefit costs associated with dedicated or partially dedicated personnel who spend all or a portion of their time managing the Company’s affairs, based upon the percentage of time devoted by such personnel to the Company’s affairs. The indirect costs also include rental and occupancy, technology, office supplies, travel and entertainment and other general and administrative costs and expenses. However, there is no reimbursement for personnel costs related to executive officers (although there may be reimbursement for certain executive officers of the Advisor) and other personnel involved in activities for which the Advisor receives an acquisition fee or a disposition fee. The Advisor allocates these costs to the Company relative to its and its affiliates’ other managed companies in good faith and has reviewed the allocation with the Company’s board of directors, including its independent directors. The Advisor updates the board of directors on a quarterly basis of any material changes to the expense allocation and provides a detailed review to the board of directors, at least annually, and as otherwise requested by the board of directors. The Company reimburses the Advisor quarterly for operating costs (including the asset management fee) based on a calculation for the four preceding fiscal quarters not to exceed the greater of: (i) 2.0% of its average invested assets or (ii) 25.0% of its net income determined without reduction for any additions to reserves for depreciation, loan losses or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. The Company calculates the expense reimbursement quarterly based upon the trailing twelve-month period.

Summary of Fees and Reimbursements

The following tables present the fees and reimbursements incurred to the Advisor for the years ended December 31, 2017 and 2016 and the amount due to related party as of December 31, 2017 and 2016 (dollars in thousands):

Type of Fee or Reimbursement	Financial Statement Location	Due to Related Party as of December 31, 2016(1)	Year Ended December 31, 2017		Due to Related Party as of December 31, 2017(1)
			Incurred	Paid
Fees to Advisor Entities
Asset management	Asset management and other fees, related party	$10	$17,815	$(17,807)	$18
Acquisition(2)	Real estate debt investments, net / Asset management and other fees, related party	40	1,197	(997)	240
Disposition(2)	Real estate debt investments, net / Asset management and other fees, related party	—	2,985	(2,985)	—
Reimbursements to Advisor Entities
Operating costs(3)	General and administrative expenses	18	9,868	(9,839)	47

Total		$68	$31,865	$(31,628)	$305

(1)	The balance is included in accounts payable and accrued expenses on the Company’s consolidated balance sheet.
(2)	Acquisition/disposition fees incurred to the Advisor related to CRE debt investments are generally offset by origination/exit fees paid to the Company by borrowers if such fees are required from the borrower. Acquisition fees related to equity investments are included in asset management and other fees, related party in the consolidated statements of operations. Acquisition fees related to investments in unconsolidated joint ventures are included in investments in unconsolidated ventures on the consolidated balance sheets. From inception through December 31, 2017, the Advisor waived $2.0 million of acquisition fees and $0.4 million of disposition fees related to CRE securities.
(3)	As of December 31, 2017, the Advisor has incurred unreimbursed operating costs on behalf of the Company of $10.8 million that remain eligible to allocate to the Company. Pursuant to the Combination Agreement, immediately prior to the closing of the Combination, CLNC agreed, if necessary, to declare a special distribution to an affiliate of the Sponsor in an amount intended to reimburse such affiliate for, among other things, the expected present value of the unreimbursed operating costs incurred by the Advisor on the Company’s behalf. On February 1, 2018, CLNC settled an agreed upon amount for the unreimbursed operating costs incurred by the Advisor on the Company’s behalf.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Type of Fee or Reimbursement		Due to Related Party as of December 31, 2015(1)	Year Ended December 31, 2016		Due to Related Party as of December 31, 2016(1)
	Financial Statement Location		Incurred	Paid
Fees to Advisor Entities
Asset management	Asset management and other fees, related party	$—	$21,337	$(21,327)	$10
Acquisition(2)	Real estate debt investments, net / Asset management and other fees, related party	—	3,254	(3,214)	40
Disposition(2)	Real estate debt investments, net / Asset management and other fees, related party	—	4,612	(4,612)	—
Reimbursements to Advisor Entities
Operating costs(3)	General and administrative expenses	—	12,747	(12,729)	18

Total		$—	$41,950	$(41,882)	$68

(1)	The balance is included in accounts payable and accrued expenses on the Company’s consolidated balance sheet.
(2)	Acquisition/disposition fees incurred to the Advisor related to CRE debt investments are generally offset by origination/exit fees paid to the Company by borrowers if such fees are required from the borrower. Acquisition fees related to equity investments are included in asset management and other fees—related party in the consolidated statements of operations. Acquisition fees related to investments in unconsolidated joint ventures are included in investments in unconsolidated ventures on the consolidated balance sheets. The Advisor may determine to defer fees or seek reimbursement. From inception through December 31, 2016, the Advisor waived $0.8 million of acquisition fees and $0.4 million of disposition fees related to CRE securities.
(3)	As of December 31, 2016, the Advisor has incurred unreimbursed operating costs on behalf of the Company of $9.6 million that remain eligible to allocate to the Company.

PE Investments

In connection with PE Investments, the Company guaranteed all of its funding obligations that may be due and owed under the governing documents indirectly through an indemnification agreement with NorthStar Realty, which in turn guaranteed the obligations directly to the PE Investment entities. The Company and NorthStar Realty each agreed to indemnify the other proportionately for any losses that may arise in connection with the funding and other obligations as set forth in the governing documents in the case of a joint default by the Company and NorthStar Realty. The Company and NorthStar Realty further agreed to indemnify each other for all of the losses that may arise as a result of a default that was solely caused by the Company or NorthStar Realty, as the case may be. In connection with the mergers, the Sponsor assumed all of NorthStar Realty’s obligations.

PE Investment I

In connection with PE Investment I, the Company assumed the rights to subscribe to 29.5% of PE Investment I from NorthStar Realty. The Company and NorthStar Realty contributed cash of $400.1 million, of which the Company and NorthStar Realty contributed $118.0 million and $282.1 million, respectively. In connection with the mergers, NorthStar Realty’s interests in PE Investment I and its other obligations were assumed by the Sponsor. At December 31, 2017, three underlying real estate private equity funds owned in PE Investment I, totaling approximately $0.7 million, were managed by an affiliate of the Company.

PE Investment IIB

In February 2016, the Company’s board of directors, including all of its independent directors, approved the purchase of an additional 14.0% of the PE Investment IIA transaction (“PE Investment IIB”) from NorthStar Realty, which following the mergers became a subsidiary of the Sponsor. The Company purchased PE Investment IIB on the same terms and conditions negotiated by another existing and purchasing unrelated co-investor in the transaction. This increased the Company’s total ownership from 15.0% to 29.0%. The Company acquired PE Investment IIB for $26.5 million, adjusted for distributions and contributions. With this add-on investment, PE Investment IIA and PE Investment IIB are collectively responsible for 29.0% of the deferred amount, or $55.9 million as of December 31, 2017. In January 2018, PE Investment IIA and PE Investment IIB collectively paid $46.6 million of the deferred amount.

Secured Borrowing

In November 2016, the Company bifurcated three first mortgage loans with an aggregate principal amount of $44.4 million into senior participations in mortgage loans of $29.5 million and junior participations in the related mortgage loans of $14.9 million to facilitate the financing of the mortgage loans through a securitization financing transaction entered into by NorthStar Income II. The Company sold three senior participations at cost into the securitization transaction. The Company did not retain any legal interest in the senior participations and retained the junior participations on an unleveraged basis. As a result of U.S. GAAP requirements for

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

transfers of financial assets, the senior participations transferred into the securitization financing transaction are accounted for as a secured borrowing and presented as loan collateral payable, net, related party on the Company’s consolidated balance sheets. Refer to Note 2, “Summary of Significant Accounting Policies” for additional information. As of December 31, 2017, the carrying value of CRE debt investments recorded in real estate debt investments, net was $23.7 million with an offsetting secured borrowing recorded in loan collateral payable, net, related party of $23.5 million.

9. Equity-Based Compensation

The Company adopted a long-term incentive plan, as amended (the “Plan”), which it may use to attract and retain qualified officers, directors, employees and consultants, as well as an independent directors compensation plan, which is a component of the Plan. Pursuant to the Plan, as of December 31, 2017, the Company’s independent and non-management directors were granted a total of 121,364 shares of restricted common stock for an aggregate $1.2 million, based on the share price on the date of each grant. Unvested shares totaled 21,122, 20,462 and 17,687 as of December 31, 2017, 2016, and 2015, respectively. The restricted stock outstanding generally vests quarterly over two years. However, the stock will become fully vested on the earlier occurrence of: (i) the termination of the independent or non-management director’s service as a director due to his or her death or disability or (ii) a change in control of the Company. A maximum of 2,000,000 shares of restricted common stock may be granted, of which 1,878,636 shares remain available for future grants as of December 31, 2017. Per the Combination Agreement, all unvested shares of restricted common stock vested on January 31, 2018.

The Company recognized equity-based compensation expense of $0.2 million, $0.2 million and $0.2 million for the years ended December 31, 2017, 2016, and 2015, respectively, related to the issuance of restricted stock to the independent and non-management directors, which was recorded in general and administrative expenses in the consolidated statements of operations.

10. Stockholders’ Equity

Common Stock

The Company’s Total Primary Offering was completed on July 1, 2013. From inception through the completion of the Total Primary Offering, the Company issued 107.6 million shares of common stock generating gross proceeds from the Total Primary Offering of $1.1 billion.

Distribution Reinvestment Plan

The Company adopted the DRP through which common stockholders may elect to reinvest an amount equal to the distributions declared on their shares in additional shares of the Company’s common stock in lieu of receiving cash distributions. As a result of an additional registration statement to offer up to 10.0 million shares pursuant to the DRP, and until its suspension as described below, the Company continued to offer DRP shares beyond the Total Primary Offering.

Since April 2017, pursuant to the terms of the DRP, effective on April 14, 2017, the price per share purchased pursuant to the DRP was $9.92, which is equal to the estimated value per share of the Company’s common stock as of December 31, 2016, until such time as the Company establishes a new estimated per share value, at which time the purchase price will adjust to 100% of such estimated value per share.

Prior to April 2017, the price per share purchased pursuant to the DRP was $9.87, which was equal to the estimated value per share of the Company’s common stock as of December 31, 2015. Prior to April 2016, shares issued pursuant to the DRP were priced at 95.0% of the Company’s estimated value per share as of October 31, 2014, or $9.52. Prior to 2015, shares issued pursuant to the DRP were priced at $9.50 per share.

No selling commissions or dealer manager fees are paid on shares issued pursuant to the DRP. The board of directors of the Company may amend, suspend or terminate the DRP for any reason upon ten-days’ notice to participants. On August 25, 2017, in connection with the entry into the Original Combination Agreement, the Company’s board of directors voted to suspend the DRP until further notice. Pursuant to the terms of the DRP, the suspension went into effect prior to the monthly distributions to be paid on or about October 1, 2017 and as a result, all stockholders received cash distributions through the completion of the Combination.

For the year ended December 31, 2017, the Company issued 2.7 million shares totaling $26.8 million of proceeds pursuant to the DRP. For the year ended December 31, 2016, the Company issued 4.5 million shares totaling $43.5 million of proceeds pursuant to the DRP. From inception through December 31, 2017, the Company issued 21.0 million shares totaling $201.3 million of proceeds pursuant to the DRP.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Distributions

Distributions to stockholders are declared quarterly by the board of directors of the Company and are paid monthly based on a daily amount of $0.001917808 per share, which is equivalent to an annual distribution of $0.70 per share of the Company’s common stock. Distributions are generally paid to stockholders on the first business day of the month following the month for which the distribution has accrued.

The following table presents distributions declared for the years ended December 31, 2017, 2016 and 2015 (dollars in thousands):

	Distributions(1)
Period	Cash	DRP	Total
2017
First Quarter	$11,999	$8,770	$20,769
Second Quarter	12,247	8,657	20,904
Third Quarter	15,223	5,847	21,070
Fourth Quarter	21,055	—	21,055

Total	$60,524	$23,274	$83,798

2016
First Quarter	$13,052	$10,987	$24,039
Second Quarter	13,184	10,864	24,048
Third Quarter	13,482	10,858	24,340
Fourth Quarter	13,690	10,628	24,318

Total	$53,408	$43,337	$96,745

2015
First Quarter	$12,640	$10,720	$23,360
Second Quarter	12,910	10,882	23,792
Third Quarter	13,107	11,095	24,202
Fourth Quarter	13,169	11,145	24,314

Total	$51,826	$43,842	$95,668

(1)	Represents distributions declared for the period, even though such distributions are actually paid to stockholders the month following such period. For the year ended December 31, 2017, approximately 55% of distributions paid was ordinary income, 23% was capital gain distribution and 22% was a return of capital.

Share Repurchase Program

The Company adopted a share repurchase program that may enable stockholders to sell their shares to the Company in limited circumstances (as amended, the “Share Repurchase Program”). The Company may not repurchase shares unless a stockholder has held shares for one year. However, the Company may repurchase shares held for less than one year in connection with a stockholder’s death or qualifying disability. The Company is not obligated to repurchase shares under the Share Repurchase Program. The Company may amend, suspend or terminate the Share Repurchase Program at its discretion at any time, provided that any amendment that adversely affects the rights or obligations of a participant will take effect upon 10 days’ prior written notice (or 10 business days’ prior written notice if related to a change in the number of shares that can be repurchased in a calendar year).

On August 25, 2017, in connection with the entry into the Original Combination Agreement, the Company’s board of directors voted to suspend the Share Repurchase Program until further notice. The suspension of the Share Repurchase Program was effective as of September 7, 2017 and as a result, no further share repurchases will be processed unless and until the Share Repurchase Program is reinstated.

Prior to the suspension of the Share Repurchase Program’s suspension, for the year ended December 31, 2017, the Company repurchased 4.3 million shares of common stock for a total of $40.7 million or a weighted average price of $9.47 per share. For the year ended December 31, 2016, the Company repurchased 4.3 million shares of common stock for a total of $41.5 million or a weighted average price of $9.53 per share. Prior to the suspension of the Share Repurchase Program, the Company generally funded repurchase requests received during a quarter with proceeds set aside for that purpose, which were not expected to exceed proceeds received from its DRP.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Non-controlling Interests

Operating Partnership

Non-controlling interests include the aggregate limited partnership interests in the Operating Partnership held by limited partners, other than the Company. Income (loss) attributable to the non-controlling interests is based on the limited partners’ ownership percentage of the Operating Partnership and was a de minimis amount for the year ended December 31, 2017, 2016 and 2015.

Other

Other non-controlling interests represent third-party equity interests in ventures that are consolidated with the Company’s financial statements. Net income attributable to other non-controlling interests for the year ended December 31, 2017 and 2016 was $0.6 million and $0.3 million, respectively, and net loss attributable to other non-controlling interests for the year ended December 31, 2015 was de minimis.

12. Fair Value

Fair Value Measurement

The fair value of financial instruments is categorized based on the priority of the inputs to the valuation technique and categorized into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded at fair value on the consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1. Quoted prices for identical assets or liabilities in an active market.

Level 2. Financial assets and liabilities whose values are based on the following:

a)	Quoted prices for similar assets or liabilities in active markets.

b)	Quoted prices for identical or similar assets or liabilities in non-active markets.

c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability.

d)	Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

Level 3. Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.

Determination of Fair Value

The following is a description of the valuation techniques used to measure fair value of assets accounted for at fair value on a recurring basis and the general classification of these instruments pursuant to the fair value hierarchy.

Investments in Private Equity Funds

The Company accounts for PE Investments at fair value which is determined based on a valuation model using assumptions for the timing and amount of expected future cash flow for income and realization events for the underlying assets in the funds and discount rate. This fair value measurement is generally based on unobservable inputs and, as such, is classified as Level 3 of the fair value hierarchy. The Company is not using the NAV (practical expedient) of the underlying funds for purposes of determining fair value.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Real Estate Securities

CRE securities are generally valued using a third-party pricing service or broker quotations. These quotations are not adjusted and are based on observable inputs that can be validated, and as such, are classified as Level 2 of the fair value hierarchy. Certain CRE securities may be valued based on a single broker quote or an internal price which may have less observable pricing, and as such, would be classified as Level 3 of the fair value hierarchy. Management determines the prices are representative of fair value through a review of available data, including observable inputs, recent transactions as well as its knowledge of and experience in the market.

Investing VIEs

As discussed in Note 6, “Real Estate Securities, Available for Sale,” the Company has elected the fair value option for the financial assets and liabilities of the consolidated Investing VIE. The Investing VIE is “static,” that is no reinvestment is permitted and there is very limited active management of the underlying assets. The Company is required to determine whether the fair value of the financial assets or the fair value of the financial liabilities of the Investing VIE is more observable, but in either case, the methodology results in the fair value of the assets of the securitization trust being equal to the fair value of their liabilities. The Company has determined that the fair value of the liabilities of the securitization trust is more observable, since market prices for the liabilities are available from a third-party pricing service or are based on quoted prices provided by dealers who make markets in similar financial instruments. The financial assets of the securitization trust are not readily marketable and their fair value measurement requires information that may be limited in availability.

In determining the fair value of the trusts financial liabilities, the dealers will consider contractual cash payments and yields expected by market participants. Dealers also incorporate common market pricing methods, including a spread measurement to the treasury curve or interest rate swap curve as well as underlying characteristics of the particular security including coupon, periodic and life caps, collateral type, rate reset period and seasoning or age of the security. The Company’s collateralized mortgage obligations are classified as Level 2 of the fair value hierarchy, where a third-party pricing service or broker quotations are available, and as Level 3 of the fair value hierarchy, where internal price is utilized which may have less observable pricing. In accordance with ASC 810, Consolidation, the assets of the securitization trust is an aggregate value derived from the fair value of the trust liabilities, and the Company has determined that the valuation of the trust assets in their entirety including its retained interests from the securitization (eliminated in consolidation in accordance with U.S. GAAP) should be classified as Level 3 of the fair value hierarchy.

Derivative Instruments

Derivative instruments include listed derivatives with quoted prices in active markets for identical financial instruments as of the reporting date. The Company does not adjust the quoted price for these instruments, and as such, classifies derivative instruments as Level 1 of the fair value hierarchy. The derivative assets are recorded within deferred costs and other assets, net on the Company’s consolidated balance sheets. The derivative liabilities are recorded within other liabilities on the Company’s consolidated balance sheets.

Fair Value Hierarchy

Financial assets recorded at fair value on a recurring basis are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table presents financial assets that were accounted for at fair value on a recurring basis as of December 31, 2017 and 2016 by level within the fair value hierarchy (dollars in thousands):

	December 31, 2017				December 31, 2016
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Investments in unconsolidated ventures	$—	$—	$41,159	$41,159	$—	$—	$90,579	$90,579
Real estate securities, available for sale	—	158,341	—	158,341	—	93,975	—	93,975
Mortgage loans held in a securitization trust, at fair value	—	—	916,017	916,017	—	—	—	—
Liabilities:
Mortgage obligations issued by a securitization trust, at fair value	$—	$863,447	$—	$863,447	$—	$—	$—	$—
Derivative liabilities(1)	108	—	—	108	—	186	—	186

(1)	Presented in other liabilities on the accompanying consolidated balance sheets.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the changes in fair value of financial assets which are measured at fair value on a recurring basis using Level 3 inputs to determine fair value for the years ended December 31, 2017 and 2016 (dollars in thousands):

	Year Ended December 31, 2017		Year Ended December 31, 2016
	PE Investments	CRE Securities(1)	PE Investments
Beginning balance	$90,579	$—	$98,754
Contributions(2)/purchases	24,844	926,886	59,646
Distributions/paydowns	(66,025)	—	(88,525)
Equity in earnings	5,841	—	24,136
Unrealized gain (loss)	(14,080)	(10,869)	(3,432)

Ending balance	$41,159	$916,017	$90,579

(1)	For the year ended December 31, 2017, unrealized loss of $10.9 million related to mortgage loans held in a securitization trust, at fair value was offset by unrealized gain of $12.2 million related to mortgage obligations issued by a securitization trust, at fair value.
(2)	Includes initial investments, before distribution and contribution closing statement adjustments, and subsequent contributions, including deferred purchase price fundings.

For the years ended December 31, 2017 and 2016, the Company used a discounted cash flow model to quantify Level 3 fair value measurements on a recurring basis. For the years ended December 31, 2017 and 2016, the key unobservable inputs used in the analysis of PE Investments included discount rates with a weighted average of 13.4% and 14.7%, respectively, and timing and amount of expected future cash flow. For the year ended December 31, 2017, the key unobservable inputs used in the analysis of CRE securities included a weighted average yield of 10.3% and a weighted average life of 9.5 years. Significant increases or decreases in any one of the inputs described above in isolation may result in significantly different fair value of the financial assets and liabilities using such Level 3 inputs.

For the year ended December 31, 2017, the Company recorded an unrealized gain of $1.3 million. These amounts, when incurred, are recorded as unrealized gain (loss) on mortgage loans and obligations held in a securitization trust, net in the consolidated statements of operations.

For the years ended December 31, 2017, 2016 and 2015, the Company recorded an unrealized loss of $14.1 million, $3.4 million and $12.1 million, respectively. These amounts, when incurred, are recorded as unrealized gain (loss) on investments in the consolidated statements of operations.

Fair Value Option

The Company may elect to apply the fair value option of accounting for certain of its financial assets or liabilities due to the nature of the instrument at the time of the initial recognition of the investment. The Company elected the fair value option for PE Investments and eligible financial assets and liabilities of its consolidated Investing VIEs because management believes it is a more useful presentation for such investments. The Company determined recording the PE Investments based on the change in fair value of projected future cash flow from one period to another better represents the underlying economics of the respective investment. As of December 31, 2017, the Company has elected not to apply the fair value option for any other eligible financial assets or liabilities.

Fair Value of Financial Instruments

In addition to the above disclosures regarding financial assets or liabilities which are recorded at fair value, U.S. GAAP requires disclosure of fair value about all financial instruments. The following disclosure of estimated fair value of financial instruments was determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the principal amount, carrying value and fair value of certain financial assets and liabilities as of December 31, 2017 and 2016 (dollars in thousands):

	December 31, 2017			December 31, 2016
	Principal Amount	Carrying Value	Fair Value	Principal Amount	Carrying Value	Fair Value
Financial assets:(1)
Real estate debt investments, net(2)	$324,074	$324,106	$324,074	$744,297	$745,323	$755,317
Real estate debt investments, held for sale	150,150	150,150	150,150	—	—	—
Real estate securities, available for sale(3)	221,657	158,341	158,341	138,438	93,975	93,975
Loan collateral receivable, related party(4)	50,314	50,314	50,314	52,204	52,204	50,941
Financial liabilities:(1)
Securitization bonds payable, net	$—	$—	$—	$39,762	$39,762	$39,961
Mortgage notes payable, net	397,847	395,974	397,847	396,613	393,410	356,031
Credit facilities	221,489	221,489	221,489	249,156	249,156	249,156
Loan collateral payable, net, related party(5)	23,729	23,458	23,729	23,729	23,261	23,050

(1)	The fair value of other financial instruments not included in this table is estimated to approximate their carrying value.
(2)	Principal amount excludes future funding commitments of $22.6 million and $23.2 million as of December 31, 2017 and 2016, respectively.
(3)	Refer to “Determination of Fair Value” above for disclosure of methodologies used to determine fair value.
(4)	Represents one senior loan participation interest in a first mortgage loan.
(5)	Represents three senior loan participation interests in first mortgage loans (refer to Note 7).

Disclosure about fair value of financial instruments is based on pertinent information available to management as of the reporting date. Although management is not aware of any factors that would significantly affect fair value, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

Real Estate Debt Investments, Net / Loan Collateral Receivable, Related Party / Loan Collateral Payable, Net, Related Party

For CRE debt investments, including loan collateral receivable, related party and loan collateral payable, net, related party, fair values were determined: (i) by comparing the current yield to the estimated yield for newly originated loans with similar credit risk or the market yield at which a third party might expect to purchase such investment; or (ii) based on discounted cash flow projections of principal and interest expected to be collected, which includes consideration of the financial standing of the borrower or sponsor as well as operating results of the underlying collateral. As of the reporting date, the Company believes the principal amount approximates fair value. The fair value of CRE debt investments held for sale is determined based on the expected sales price. These fair value measurements of CRE debt, including loan collateral receivable, related party, are generally based on unobservable inputs and, as such, are classified as Level 3 of the fair value hierarchy.

Securitization Bonds Payable, Net

Securitization bonds payable, net are valued using quotations from nationally recognized financial institutions that generally acted as underwriter for the transactions. These quotations are not adjusted and are generally based on observable inputs that can be validated, and as such, are classified as Level 2 of the fair value hierarchy.

Mortgage Notes Payable, Net

For mortgage notes payable, net, the Company primarily uses rates currently available with similar terms and remaining maturities to estimate fair value. These measurements are determined using comparable U.S. Treasury rates as of the end of the reporting period. As of the reporting date, the Company believes the principal amount approximates fair value. These fair value measurements are based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy.

Credit Facilities

The Company has amounts outstanding under five credit facilities. All credit facilities bear floating rates of interest. As of the reporting date, the Company believes the carrying value approximates fair value. These fair value measurements are based on observable inputs, and as such, are classified as Level 2 of the fair value hierarchy.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Quarterly Financial Information (Unaudited)

The following tables present selected quarterly information for the years ended December 31, 2017 and 2016 (dollars in thousands, except per share data):

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2017	2017	2017	2017
Net interest income	$17,312	$13,241	$12,733	$14,083
Property and other revenues	20,830	22,889	21,973	21,965
Expenses	32,037	38,944	32,240	30,093
Equity in earnings (losses) of unconsolidated ventures	(712)	1,040	2,483	3,030
Net income (loss)	(4,331)	(2,527)	4,768	8,578
Net income (loss) attributable to NorthStar Real Estate Income Trust, Inc. common stockholders	(4,859)	(2,282)	4,617	8,404
Net income (loss) per share of common stock, basic/diluted(1)	$(0.04)	$(0.02)	$0.04	$0.07

(1)	The total for the year may differ from the sum of the quarters as a result of weighting.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2016	2016	2016	2016
Net interest income	$15,126	$14,646	$15,316	$15,895
Property and other revenues	20,272	21,843	20,116	16,371
Expenses	31,977	33,924	30,322	29,719
Equity in earnings (losses) of unconsolidated ventures	5,316	5,575	6,502	7,570
Net income (loss)	8,035	7,297	9,102	7,773
Net income (loss) attributable to NorthStar Real Estate Income Trust, Inc. common stockholders	7,869	7,491	8,904	7,688
Net income (loss) per share of common stock, basic/diluted(1)	$0.06	$0.06	$0.07	$0.06

(1)	The total for the year may differ from the sum of the quarters as a result of weighting.

14. Segment Reporting

The Company currently conducts its business through the following four segments, which are based on how management reviews and manages its business:

•	Commercial Real Estate Debt—Focused on originating, acquiring and asset managing CRE debt investments including first mortgage loans, subordinate interests and mezzanine loans and participations in such loans, as well as preferred equity interests.

•	Commercial Real Estate Equity - Focused on direct ownership in real estate, which may be structurally senior to a third-party partner’s equity and indirect interests in real estate through PE Investments since the underlying collateral in the funds is primarily real estate.

•	Commercial Real Estate Securities - Focused on investing in CMBS, unsecured REIT debt, CDO notes and other securities.

•	Corporate - The corporate segment includes corporate level asset management and other fees, related party and general and administrative expenses.

The Company may also own investments indirectly through a joint venture.

The Company primarily generates revenue from net interest income on the CRE debt and securities portfolios, equity in earnings of unconsolidated ventures, including from PE Investments, and from rental and other income from its real estate equity investments. CRE securities include the Company’s investment in the subordinate tranches of the securitization trust which are eliminated in consolidation. The Company’s income is primarily derived through the difference between revenue and the cost at which the Company is able to finance its investments. The Company may also acquire investments which generate attractive returns without any leverage.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables present segment reporting for the years ended December 31, 2017, 2016, and 2015 (dollars in thousands):

Year Ended December 31, 2017	Real Estate Debt	Real Estate Equity	Real Estate Securities		Corporate	Subtotal	Investing VIE(1)		Total
Net interest income	$43,076	$—	$13,279	(2)	$918	$57,273	$96	(2)	$57,369
Rental and other income	—	87,657	—		—	87,657	—		87,657
Asset management and other fees, related party	—	—	—		(17,815)	(17,815)	—		(17,815)
Mortgage notes interest expense	—	(18,895)	—		—	(18,895)	—		(18,895)
Other expenses related to securitization trust	—	—	—		—	—	(96)		(96)
Transaction costs	(115)	—	(216)		(7,124)	(7,455)	—		(7,455)
Property operating expenses	—	(40,028)	—		—	(40,028)	—		(40,028)
General and administrative expenses	(403)	(95)	(12)		(10,107)	(10,617)	—		(10,617)
Depreciation and amortization	—	(38,408)	—		—	(38,408)	—		(38,408)
Unrealized gain (loss) on mortgage loans and obligations held in a securitization trust, net	—	—	1,127		209	1,336	—		1,336
Unrealized gain (loss) on investments	—	(14,080)	—		—	(14,080)	—		(14,080)

Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	42,558	(23,849)	14,178		(33,919)	(1,032)	—		(1,032)
Equity in earnings (losses) of unconsolidated ventures	—	5,841	—		—	5,841	—		5,841
Income tax benefit (expense)	—	1,679	—		—	1,679	—		1,679

Net income (loss)	$42,558	$(16,329)	$14,178		$(33,919)	$6,488	$—		$6,488

(1)	Investing VIEs are not considered to be a segment through which the Company conducts its business; however, U.S. GAAP requires the Company, as the primary beneficiary, to present the assets and liabilities of the securitization trust on its consolidated balance sheets and recognize the related interest income and interest expense as net interest income on the consolidated statements of operations. Though U.S. GAAP requires this presentation, the Company views its investment in the securitization trust as a net investment in CRE securities.
(2)	Includes income earned from the CRE securities purchased at a discount, recognized using the effective interest method had the transaction been recorded as an available for sale security, at amortized cost. During the year ended December 31, 2017, $0.2 million was attributable to discount accretion income and was eliminated in consolidation in the corporate segment. The corresponding interest expense is recorded in net interest income in the Investing VIE column.

Year Ended December 31, 2016	Real Estate Debt	Real Estate Equity	Real Estate Securities	Corporate	Total
Net interest income	$53,638	$—	$7,345	$—	$60,983
Rental and other income	—	78,602	—	—	78,602
Asset management and other fees, related party	—	—	—	(23,765)	(23,765)
Mortgage notes interest expense	—	(17,519)	—	—	(17,519)
Transaction costs	—	(1,767)	—	(211)	(1,978)
Property operating expenses	—	(36,950)	—	—	(36,950)
General and administrative expenses	(733)	(194)	—	(13,576)	(14,503)
Depreciation and amortization	—	(31,227)	—	—	(31,227)
Unrealized gain (loss) on investments and other	—	(3,432)	—	—	(3,432)

Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	52,905	(12,487)	7,345	(37,552)	10,211
Equity in earnings (losses) of unconsolidated ventures	827	24,136	—	—	24,963
Income tax benefit (expense)	—	(2,967)	—	—	(2,967)

Net income (loss)	$53,732	$8,682	$7,345	$(37,552)	$32,207

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended December 31, 2015	Real Estate Debt	Real Estate Equity	Real Estate Securities	Corporate	Total
Net interest income	$70,144	$—	$4,959	$29	$75,132
Rental and other income	—	60,394	—	—	60,394
Asset management and other fees, related party	—	—	—	(23,965)	(23,965)
Mortgage notes interest expense	—	(14,832)	—	—	(14,832)
Transaction costs	(446)	(73)	—	(825)	(1,344)
Property operating expenses	—	(31,135)	—	—	(31,135)
General and administrative expenses	(841)	(100)	(51)	(14,483)	(15,475)
Depreciation and amortization	—	(25,982)	—	—	(25,982)
Unrealized gain (loss) on investments and other	—	(12,108)	—	—	(12,108)

Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	68,857	(23,836)	4,908	(39,244)	10,685
Equity in earnings (losses) of unconsolidated ventures	5,799	30,218	—	—	36,017
Income tax benefit (expense)	—	(1,111)	—	—	(1,111)

Net income (loss)	$74,656	$5,271	$4,908	$(39,244)	$45,591

The following table presents total assets by segment as of December 31, 2017 and 2016 (dollars in thousands):

Total Assets	Real Estate Debt	Real Estate Equity(1)	Real Estate Securities	Corporate(2)	Subtotal	Investing VIE(3)	Total
December 31, 2017	$558,883	$597,619	$218,048	$134,924	$1,509,474	$920,015	$2,429,489
December 31, 2016	871,600	665,643	105,830	125,407	1,768,480	—	1,768,480

(1)	Includes investments in PE Investments totaling $41.2 million and $90.6 million as of December 31, 2017 and 2016, respectively.
(2)	Includes cash, unallocated receivables, deferred costs and other assets, net and the elimination of the subordinate tranches of the securitization trust in consolidation.
(3)	Investing VIEs are not considered to be a segment through which the Company conducts its business; however, U.S. GAAP requires the Company, as the primary beneficiary, to present the assets and liabilities of the securitization trust on its consolidated balance sheets and recognize the related interest income and interest expense as net interest income on the consolidated statements of operations. Though U.S. GAAP requires this presentation, the Company views its investment in the securitization trust as a net investment in CRE securities. As such, the Company has presented the statements of operations and balance sheets within this note in a manner consistent with the views of the Company’s management and chief decision makers.

15. Subsequent Events

New Investments

In January 2018, the Company originated a $173.5 million first mortgage CRE debt investment, including $6.9 million of future funding commitments.

Distributions

On January 30, 2018, the Company declared and paid to stockholders an aggregate $7.1 million monthly cash distribution for the month of January. Additionally, pursuant to the Combination Agreement, the Company declared and paid special cash distribution to the Company’s stockholders in the aggregate amount of approximately $1.6 million in order to true-up the agreed contribution values of the Company and NorthStar Income II in relation to each other in connection with the Combination.

Combination Agreement

On January 31, 2018, the Company closed the transactions contemplated by the Combination Agreement. Pursuant to the terms of the Contribution Agreement, among other things, the Company merged with and into CLNC, with CLNC continuing as the surviving corporation in a stock-for-stock merger, and the Company’s stockholders received approximately 42.1 million shares of CLNC’s Class A common stock. CLNC’s Class A common stock began trading on the New York Stock Exchange on February 1, 2018 under the symbol “CLNC”. Upon completion of the Combination, the Company’s stockholders, the Sponsor and NorthStar Income II’s stockholders owned approximately 32%, 37% and 31%, respectively, of CLNC’s Class A common stock on a fully diluted basis.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On January 31, 2018, in connection with the closing of the transactions contemplated by the Combination Agreement, the Company sold to a subsidiary of the Sponsor a $65 million senior interest in one $150.2 million first mortgage loan at par. The remaining junior interest of such loan was transferred to a liquidating trust for the benefit of the Company’s stockholders. The Company also repaid the term loan facility on the first mortgage loan for a total of $46.9 million.